Exhibit 10.7

EXECUTION COPY

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN BRACKETED. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Edison Oncology Holding Corporation

and

Apollomics Inc.

LICENSE AGREEMENT

1

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DEVELOPMENT AND LICENSE AGREEMENT

This License Agreement, dated January 31, 2021 (the “Effective Date”) is entered into by and between Edison Oncology Holding Corp., a Nevada corporation having an address at 3475 Edison Way, Suite R, Menlo Park CA 94025 (“Edison”) and Apollomics Inc., a Cayman corporation having an address at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-111, Cayman Islands (“Apollomics”). Edison and Apollomics are also referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Edison is developing a pharmaceutical product known as EO1001, a novel irreversible pan-ErbB inhibitor, and owns or controls certain proprietary technology, know-how and information relating to such product;

WHEREAS, Apollomics desires to obtain from Edison certain rights and a license to develop and commercialize such product worldwide outside of China, and Edison desires to grant such rights and license to Apollomics; and

WHEREAS, Edison and Apollomics desire to develop, seek regulatory approval for and commercialize EO1001.

NOW, THEREFORE, it is agreed between the Parties as follows:

1.	DEFINITIONS

The following terms as used in this Agreement (as hereinafter defined) shall have the meanings set forth in this Section (which meanings shall be applicable both to the singular and the plural forms of such terms):

1.1 “Accelerated Marketing Approval” means a Marketing Approval based on an effect on a surrogate endpoint or an intermediate clinical endpoint that is reasonably likely to predict a Licensed Product’s clinical benefit, including a Marketing Approval issued by the U.S. Food and Drug Administration under Section 506(c) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 356(c)) and 21 CFR Subpart H, § 314.510, and other comparable conditional Marketing Approvals issued by Regulatory Authorities in a Major Market for a Licensed Product.

1.2 “Accountant” has the meaning set forth in Section 10.5.

1.3 “Accounting Standards” means, with respect to a person or entity’s accounting standard in a country or jurisdiction, (a) if in regards to the U.S., U.S. generally accepted accounting principles, if in regard to any country or jurisdiction other than the U.S., either (i) the International Financial Reporting Standards (IFRS) issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board, or (ii) the applicable accounting standards as published by the preeminent accounting society for that country or jurisdiction and followed by such person or entity, consistently applied and that provide for, among other things, assurance that the accounting and reported results are credible and accurate.

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1.4 “Affiliate” means with respect to each Party, any Person that directly or indirectly is controlled by, controls or is under common control with a Party. For the purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity; provided that, if local Law restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests, but only if such lower percentage provides such Person with the power to direct the management and policies of such entity.

1.5 “Agreement” means this License Agreement, including all of its Exhibits and Schedules.

1.6 “Annual Net Sales” has the meaning set forth in Section 8.1(iii).

1.7 “Apollomics Confidential Information” has the meaning set forth in Section 16.1(i).

1.8 “Apollomics Indemnitees” has the meaning set forth in Section 18.1.

1.9 “Apollomics Know-How” means all Know-How and information (i) [                                                 ] the Development, Manufacture or Commercialization of the Licensed Drug Substance and/or Licensed Products, (ii) that are Controlled by Apollomics or any of its Affiliates during the Term, and (iii) arising in the course of activities conducted by or on behalf of Apollomics pursuant to this Agreement.

1.10 “Apollomics Patents” means a Patent that (i) claims inventions arising in the course of activities conducted by or on behalf of Apollomics pursuant to this Agreement that are [                                                                                       ] the Development, Manufacture, use, and/or Commercialization of the Licensed Product, and (ii) is Controlled by Apollomics or its Affiliates during the Term of this Agreement.

1.11 “Apollomics Trademarks” has the meaning set forth in Section 12.1.

1.12 “Bankruptcy Law” has the meaning set forth in Section 22.2.

1.13 “Business Day” means other than Saturday, Sunday, or any day on which the commercial banks located in the U.S. or any Major Market country in the Licensed Territory are authorized or obligated by Law to close.

1.14 “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

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1.15 “Calendar Year” means (a) the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and (b) thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided, that the final Calendar Year of the Term shall end on the last day of the Term.

1.16 “CEO” means the Chief Executive Officer of each Party.

1.17 “CMC Development” means the Development activities related to the composition, manufacture, and specification of the drug substance or biologic molecule and the drug product or biologic molecule (including combination products) intended to assure the proper identification, quality, purity and strength of the drug, including site transfer (as conducted pursuant to and in accordance with this Agreement), test method development and stability testing, process development, process improvements (i.e., improving product robustness or manufacturing efficiencies), drug substance or biologic molecule development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control activities.

1.18 “Commercialize” or “Commercialization” means the conduct of all activities undertaken before and after Marketing Approval relating to the promotion, sales, marketing, and distribution for sale of Licensed Products (including selling, offer for sale, have sold, importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Licensed Products to customers), including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, medical support, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting, and filling the Licensed Product orders) and distribution for sale.

1.19 “Commercialization Plan” means the commercialization strategy, as may be amended from time to time, between the Parties detailing the commercial activities and obligations of the Parties, which shall include [

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        ]to Commercialize Licensed Products in the Licensed Territory.

1.20 “Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement to Develop, Manufacture, Commercialize or seek intellectual property protection for the Licensed Drug Substance and/or Licensed Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts that a similarly situated company devotes to a product of similar market potential at a similar stage in its development or product life within such party’s portfolio, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory environment, the profitability of the product, and other relevant factors. In evaluating whether a Party has used Commercially Reasonable Efforts, due consideration will be given to any delays by the other Party in performing its obligations under this Agreement that adversely impact the first Party’s ability to perform its obligations under this Agreement.

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1.21 “Confidential Information” means the Edison Confidential Information and the Apollomics Confidential Information.

1.22 “Confidentiality Agreement” means that certain confidentiality agreement between Apollomics and Edison dated [                             ].

1.23 “Control” means, with respect to any Know-How, Invention, Information, Patent, technology, copyright, trademark or other intellectual property right, possession by a Party or its Affiliates (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Invention, Information, Patent, technology, copyright, trademark or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Party (or any of its Affiliates) and any Third Party, and without causing the relevant Party to incur costs by the grant of such access, use, license or sublicense to the other Party unless the other Party agrees to bear all costs arising from any such grant.

1.24 “Cover”, “Covered” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture, or method, would infringe a Valid Patent Claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof).

1.25 “Damages” has the meaning set forth in Section 18.1.

1.26 “Designated Contact” means a senior employee or representative of each Party with decision-making authority who will be responsible for resolving disputes on behalf of such Party pursuant to Section 24.1. The CEO of Edison and the President of Apollomics shall be the initial Designated Contact of Edison and Apollomics, respectively. Each Party can replace its Designated Contact by written notice to the other Party.

1.27 “Develop” or “Development” means all research and development activities for any Licensed Drug Substance and Licensed Product (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a combination product or combination therapy) that are directed to obtaining Marketing Approval(s) of such Licensed Product and lifecycle management of such Licensed Product in any country in the world, including all non-clinical, preclinical, and clinical testing and studies of such Licensed Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; CMC Development; the preparation, filing, and prosecution of any Marketing Approval Application for such Licensed Product; development activities directed to label expansion and/or obtaining Marketing Approval for one or more additional indications following initial Marketing Approval; development activities conducted after receipt of Marketing Approval; and all regulatory affairs related to any of the foregoing.

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1.28 “Development Report” means a written report detailing and summarizing the Development activities a Party conducts pursuant to the provisions of this Agreement, including, but not limited to, a summary of pharmacology studies, preclinical and clinical studies, significant results, information, and data generated, significant challenges anticipated, manufacturing processes, and summaries of any regulatory filings, including oral or written communications to or from Regulatory Authorities, on matters relating to Licensed Products that may reasonably be deemed to impact Development, manufacture, Commercialization or Marketing Approval of Licensed Products in the Licensed Territory.

1.29 “Dispute” has the meaning set forth in Section 24.1.

1.30 “Edison Confidential Information” has the meaning set forth in Section 15.1(i).

1.31 “Edison Indemnitees” has the meaning set forth in Section 18.2.

1.32 “Effective Date” has the meaning set forth in the Preamble.

1.33 “Election Time Period” has the meaning set forth in Section 18.3(i).

1.34 “EU” means the European Union, which shall include Great Britain.

1.35 “FCPA” has the meaning set forth in Section 14.4(iii).

1.36 “First Commercial Sale” means the first arm’s length commercial sale of a Licensed Product by or on behalf of Apollomics or an Affiliate or sublicensee of Apollomics to a Third Party (including without limitation any final sale to a distributor or wholesaler under any non-conditional sale arrangement) in the Licensed Territory after Marketing Approval of such Licensed Product has been obtained by or on behalf of Apollomics or an Affiliate or sublicensee of Apollomics.

1.37 “Force Majeure” has the meaning set forth in Section 23.2.

1.38 “FTE” means the equivalent of the work of one (1) person full time for one (1) Calendar Year (consisting of at least a total of eighteen hundred (1800) hours per Calendar Year).

1.39 “FTE Cost” means the number of FTEs performing activities multiplied by the FTE Rate.

1.40 “FTE Rate” means USD [                                  ] ([              ]) per FTE.

1.41 “Generic Competition” means, [

                                                                                                                                                                           ] .

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1.42 “Generic Product” means, with respect to a Licensed Product in a particular country in the Licensed Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party not authorized by Apollomics or its Affiliates or sublicensees, (b) receives Marketing Approval [                                                                        ] in such country in full or partial reliance on the Marketing Approval [                                                          ] of the Licensed Product, and (c) [

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1.43 “Good Clinical Practice” or “GCP” shall mean any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the ethical conduct of clinical trials, including without limitation the U.S. Code of Federal Regulations (“CFR”) Title 21, ICH GCP Guidelines E6(R1), current step 4 version, dated 10 June 1996, as amended from time to time, national legislation implementing European Community Directive 2001/20/EC of 4 April 2001 on the approximation of the laws, regulations and administrative provisions of the Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, European Community Directive 2005/28/EC of 8 April 2005 laying down principles and detailed guidelines for good clinical practice as regards to investigational medicinal products for human use.

1.44 “Good Laboratory Practice” or “GLP” shall mean any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding quality control for laboratories to ensure the consistency and reliability of results, including without limitation the CFR Title 21, national legislation implementing European Community Directive 2004/9/EC of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) as amended and European Community Directive 2004/10/EC of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances as amended, OECD Series on Principles of Good Laboratory Practice and Compliance Monitoring.

1.45 “Good Manufacturing Practice” or “GMP” shall mean any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the quality control and manufacturing of pharmaceutical products, including without limitation the CFR Title 21, ICH GMP Guidelines Q7, current step 4 version, dated 10 November 2000, as amended from time to time, national legislation implementing European Community Directive 91/356/EEC of 13 June 1991 laying down the principles and guidelines of good manufacturing practice for medicinal products for human use as amended by European Community Directives 2003/94/EC, the Rules Governing Medicinal Products in the European Community, Volume 4, including annexes.

1.46 “Government or Public Official” has the meaning set forth in Section 14.4(iii).

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1.47 “IND” means an investigational new drug application, clinical trial authorization or similar application, including clinical trial exemption and clinical trial notification applications, or other submission for approval to conduct human clinical investigations that is filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.48 “Indemnification Claim Notice” has the meaning set forth in Section 18.3(i).

1.49 “Indemnified Party” has the meaning set forth in Section 18.3(i).

1.50 “Indemnifying Party” has the meaning set forth in Section 18.3(i).

1.51 “Information” means the information, data or results Controlled by either Party and produced in connection with the conduct of Development activities provided under the Joint Development Plan pursuant to the terms of this Agreement, including but not limited to non-clinical, pre-clinical, clinical and chemical data; and investigator safety letters or other safety information.

1.52 “Initial Clinical Trial” means (i) the clinical trial to be conducted pursuant to [                                       ] or (ii) any other clinical trial conducted to test the safety and/or efficacy of the Licensed Drug Substance in humans.

1.53 “Invention” means any and all discoveries, developments, improvements, modifications, formulations, materials, compositions of matter, processes, machines, manufactures and other inventions (whether patentable or not patentable) developed, conceived, reduced to practice, or otherwise made in the course of activities performed under this Agreement by or on behalf of either Party or both Parties.

1.54 “Joint Development Plan” means the strategy, as may be amended from time to time, between the Parties detailing the clinical and non-clinical development and regulatory activities and obligations of the Parties to obtain regulatory approval for Licensed Products in the Licensed Territory.

1.55 “Joint Inventions” has the meaning set forth in Section 11.2(i).

1.56 “Joint Patent” means all Patent applications and Patents Covering a Joint Invention.

1.57 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.58 “Know-How” means all data, including Information, materials and documents [                                                             ] the Development, Manufacture or Commercialization of the Licensed Drug Substance and/or the Licensed Product within the Licensed Field, including without limitation those relating to or comprising inventions; practices; methods; knowledge; know-how; skill; experience; compositions of matter; assays; medical, toxicological, pharmacological, pre-clinical, clinical and chemical data; specifications; medical

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uses; adverse reactions; formulations; bioanalytical metrics; analytical and quality control data and methods; and all proprietary information submitted to relevant Regulatory Authorities to support a Marketing Approval Application for and Marketing Approval of the Licensed Product in the Licensed Field.

1.59 “Law” means all applicable laws, statutes, rules, regulations, ordinances, guidelines and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including without limitation rules of securities exchange, and GCP, GLP, and GMP.

1.60 “Liaison” has the meaning set forth in Section 3.7.

1.61 “Licensed Drug Substance” means EO1001, a novel irreversible pan-ErbB inhibitor.

1.62 “Licensed Field” means all uses in humans.

1.63 “Licensed Know-How” means all Know-How and information (i) [                                                                              ] the Development, Manufacture or Commercialization of the Licensed Drug Substance and/or Licensed Products, and (ii) that are Controlled by Edison or any of its Affiliates as of the Effective Date or during the Term.

1.64 “Licensed Patents” means all Patents (including, without limitation, any continuations, continuations-in-part and divisions of any such Patents, any Patents issuing from any of the foregoing, any extensions or supplementary Patent certificates thereto, and all foreign counterparts thereof) that are Controlled by Edison or any of its Affiliates as of the Effective Date or during the Term, and in each case, which Patent applications or Patents are [                                                                ] the Development, Manufacture or Commercialization of Licensed Products and/or Licensed Drug Substance. All Licensed Patents that exist as of the Effective Date are set forth in Schedule 1.64 hereto.

1.65 “Licensed Product” means any pharmaceutical product that contains the Licensed Drag Substance as the active pharmaceutical ingredient for use in the Licensed Field, whether alone or in combination with other active pharmaceutical ingredient(s).

1.66 “Licensed Technology” means the Licensed Know-How, Licensed Patents and Edison’s interest in Joint Patents.

1.67 “Licensed Territory” means worldwide, excluding the Reserved Territory.

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1.69 “Litigation Conditions” has the meaning set forth in Section 18.3(i).

1.70 “Major EU Country” means [                                                                                                                                                                                                                                                                                                                                                                                                    ].

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1.71 “Major Market” means [                                                                                                                                                                                               ].

1.72 “Manufacture” means all activities related to the manufacture and supply of the Licensed Drug Substance or the Licensed Product, including making, have made and manufacturing supplies for Development or Commercialization, packaging, in-process and finished Licensed Product testing, release of Licensed Product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of Licensed Product (except for CMC Development), ongoing stability tests, storage, distribution and shipment, import and export, and regulatory activities directly related to any of the foregoing, but not including any sales and distribution activities. For clarity, “Manufacturing” has a correlative meaning.

1.73 “Marketing Approval” means, with respect to a particular country or regulatory jurisdiction, all necessary authorizations and approvals by the Regulatory Authorities required to Manufacture, use, import, market, distribute and promote the Licensed Product in the Licensed Field in such country or regulatory jurisdiction, including, but not limited to, any importation or manufacturing licenses, and marketing authorization (health registration).

1.74 “Marketing Approval Application” means an application for Marketing Approval filed with Regulatory Authorities in the Licensed Territory.

1.75 “Marketing Exclusivity” means, with respect to the Licensed Territory, the period of data exclusivity as provided under local Law during which Third Parties do not have the right, in connection with seeking or obtaining Marketing Approval of a pharmaceutical product that contains the same or substantially similar active ingredient(s) or the same active moiety(ies) as a Licensed Product, (i) to reference the Licensed Product’s clinical dossier without an express right of reference from the dossier holder, or (ii) to rely on previous Regulatory Authority determinations of safety and effectiveness with respect to the Licensed Product to support the submission, review or approval of a Marketing Approval Application or similar regulatory submission filed with the applicable Regulatory Authority for such pharmaceutical product, as well as any other exclusivity periods available under local Law (e.g. with respect to orphan drugs, new chemical entity exclusivity and pediatric exclusivity) during which Third Parties are prevented from filing or having accepted by Regulatory Authorities a Marketing Approval Application for, or obtaining Marketing Approval of, a pharmaceutical product that contains the same or substantially similar active ingredient(s) or the same active moiety(ies) as a Licensed Product in the Licensed Field in the Licensed Territory.

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1.77 “NDA” means a New Drug Application, Biologics License Application, Marketing Approval Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Approval of a Licensed Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

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1.78    “Net Sales” means [

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1.79 “Patent” means (a) letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) applications for letters patent, including without limitation a provisional application, non-provisional application, reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications that is pending before a government patent authority and (c) all equivalents of any of the foregoing in any country.

1.80 “Patent Term Extensions” has the meaning set forth in Section 11.7.

1.81 “Paying Party” has the meaning set forth in Section 10.4.

1.82 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

1.83 “Pharmacovigilance Agreement” has the meaning set forth in Section 13.1(ii).

1.84 “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 CFR §312.21(a) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.85 “Phase II Clinical Trial” means a study in humans for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied, as more fully defined in 21 CFR §312.21(b) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations. Phase II Clinical Trial shall include in all cases any phase I/II clinical trial.

1.86 “Phase III Clinical Trial or Pivotal Clinical Trial” means any clinical study intended as a pivotal study for purposes of seeking Marketing Approval or Accelerated Marketing Approval that is conducted on sufficient numbers of human subjects to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Marketing Approval or Accelerated Marketing Approval of such pharmaceutical product and that would or does satisfy requirements of 21 C.F.R. § 312.21(c) or comparable regulations in any country or jurisdiction outside the U.S., whether or not it is designated a Phase III Clinical Trial.

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1.87 “Product Infringement” has the meaning set forth in Section 11.5(ii)(a).

1.88 “Publications” has the meaning set forth in Section 17.3.

1.89 “Receiving Party” has the meaning set forth in Section 10.4.

1.90 “Regulatory Action” means any of the following actions a Regulatory Authority may take with respect to Licensed Products: an issuance of a warning letter, a requirement for a product recall or field correction, or a requirement to withdraw a product from the market.

1.91 “Regulatory Authority” means any national or supranational governmental authority, or other governmental body that has responsibility in a given country or jurisdiction over the Development, Manufacture and/or Commercialization of the Licensed Product.

1.92 “Reserved Territory” means the mainland of the People’s Republic of China, Hong Kong and Taiwan.

1.93 “Responding Party” has the meaning set forth in Section 17.3.

1.94 “Royalty Term” has the meaning set forth in Section 9.2.

1.95 “Sales Report” means with respect to each Calendar Quarter a report detailing:

(i) the number and description of Licensed Products sold or otherwise disposed of;

(ii) the relevant Gross Sales in each country in the Licensed Territory invoiced by Apollomics or its Affiliates or sublicensees to Third Parties, including wholesalers, hospitals or other intermediate Third Parties, indicating the breakdown of sales by each type of the Licensed Product;

(iii) the deductions from Gross Sales used to calculate Net Sales; (iv) the Net Sales in each country in the Licensed Territory; (v) the currency exchange rate used, if applicable; and (vi) the sum of royalties due pursuant to Section 9.1.

1.96 [                                                                                                 ]

1.97 [“                                                                                                                                                                                                                                                                                                                                                                                                                  ].

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1.98 “Sole Inventions” has the meaning set forth in Section 11.2.

1.99 “Sublicense Revenues” shall mean [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               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1.100 “Submitting Party” has the meaning set forth in Section 17.3.

1.101 “Term” shall have the meaning set forth in Section 20.1.

1.102 “Third Party” means any entity other than Edison and Apollomics and their respective Affiliates.

1.103 “Upstream Agreements” means [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          ]

1.104 “Upfront Payment” has the meaning set forth in Section 8.1(i).

1.105 “USD” means a United States Dollar.

1.106 “U.S.” means the United States of America, its territories and possessions.

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1.107 “Valid Patent Claim” means (a) any claim of an issued and unexpired Licensed Patent or Joint Patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction from which no appeal can be taken and which has not been disclaimed or admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending claim in a pending Licensed Patent or Joint Patent application, provided that if such pending claim does not issue as a valid and enforceable claim within [                          ] from its earliest priority date.

1.108 “Withholding Taxes” has the meaning set forth in Section 10.4.

2.	GRANT OF LICENSE

2.1 License Grant to Apollomics.

(i) Subject to the terms and conditions of this Agreement, Edison hereby grants to Apollomics an exclusive (even as to Edison, subject to Section 2.3), royalty-bearing, non-transferable, sublicensable (subject to Sections 2.1(ii) and 2.1(iii)) right and license under the Licensed Technology to Develop, Manufacture, use, sell, import, export and Commercialize (and have others do the same) the Licensed Product and Licensed Drug Substance in the Licensed Field in the Licensed Territory.

(ii) Apollomics shall have the right to sublicense its rights under Section 2.1(i) to Affiliates, or solely with Edison’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to a Third Party; provided, however, that (a) Apollomics shall remain ultimately responsible to Edison for the performance of all its obligations under this Agreement, (b) each such sublicense shall be in writing and shall be consistent with the terms and conditions of this Agreement; (c) Apollomics shall require its sublicensees to acknowledge in writing the limitation of liability and disclaimer of warranty provisions of the Upstream Agreements as provided in Schedule 2.1; (d) to the extent required in the Upstream Agreements with respect to sublicenses to Apollomics’ Affiliates, or in the event of any sublicense to a Third Party, Apollomics shall provide written notification [                                  ] prior to the execution of each such sublicense, or any amendment thereto, and a proposed, near final copy of the proposed sublicense agreement or amendment to Edison with respect to each such sublicense, for comment and, for proposed sublicenses to Third Parties, written consent; and (e) to the extent required in the Upstream Agreements with respect to sublicenses to Apollomics’ Affiliates, or in the event of any sublicense to a Third Party, Apollomics shall provide Edison with a true and complete copy of such sublicense agreement or amendment within [                          ] after execution.

(iii) Apollomics shall not (a) grant any right, option, license or interest in or to any of the Licensed Technology that is in conflict with the Licensor’s rights under the Upstream Agreements; (b) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Licensed Technology; (c) agree to otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to any of the foregoing.

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2.2 Covenant Not to Sue. Apollomics hereby agrees that it will not, and that it will cause its Affiliates and sublicensees under the Apollomics Patents not to, assert against Edison or the Licensors, or their Affiliates or sublicensees any Apollomics Patents in connection with the Development, Manufacture or Commercialization of the Licensed Products and/or Licensed Drug Substance in the Licensed Field outside of the Licensed Territory.

2.3 No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.4 Retained Rights. Edison will at all times retain the exclusive and absolute right to practice and license the Licensed Know-How and Licensed Patents for any and all uses outside of the Licensed Field in the Licensed Territory, and for all uses for outside the Licensed Territory. Furthermore, from the Effective Date until the earlier of completion of the Initial Clinical Trial or the assignment of the IND for the Initial Clinical Trial to Apollomics or a party designated by Apollomics, Edison retains the right to conduct or have conducted the Initial Clinical Trial in accordance with the Joint Development Plan and this Agreement.

2.5 Upstream Agreements and Merger Agreement. The Parties agree that Edison shall be solely responsible for performing its obligations (including payment obligations) under the Upstream Agreements and the Merger Agreement. For clarity, Edison shall not be required to take any action that is in violation of the Upstream Agreements in its performance under this Agreement. Provided Apollomics has not materially breached its obligations under this Agreement, upon termination of either of the Upstream Agreements, beginning on the effective date of such termination, Apollomics shall become [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      ]

3.	GOVERNANCE; JOINT STEERING COMMITTEE.

3.1 JSC Membership. Within [                                     ] after the Effective Date, each Party shall appoint two (2) of its senior executives with appropriate expertise related to the then-ongoing activities in connection with the Licensed Product in the Licensed Field to serve on the Joint Steering Committee (“JSC”). Each Party may replace its JSC members by written notice to the other Party. A JSC member appointed by Apollomics shall serve as chairperson of the JSC.

3.2 JSC Responsibilities. The JSC shall oversee the Development, and Commercialization of the Licensed Products in the Licensed Territory. In particular, the JSC shall:

(i) serve as a forum for sharing information, including receiving Development Reports and any additional reports, including any serious adverse event report, for Licensed Drug Substance and Licensed Product in the Licensed Field in the Licensed Territory;

(ii) review and serve as a forum for discussing plans and budgets, including the Joint Development Plan and Commercialization Plan and review amendments thereto;

(iii) coordinate and review any material safety and quality issues regarding the Licensed Drug Substance and Licensed Product in the Licensed Territory;

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(iv) create and oversee any subcommittees or working groups as the JSC may deem appropriate; and

(v) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.3 JSC Meetings. The JSC shall meet within the first [                                ] after its formation, then (a) at least [                                         ] and ad hoc as required until the completion of the Initial Clinical Trial and thereafter at times mutually agreed upon by the Parties. Meetings may be held either in person or by teleconference or videoconference. The Parties shall agree upon the location of the in-person meetings of the JSC. All JSC meetings and communications shall be in English. Each Party shall bear all the expenses of its JSC members.

3.4 JSC Decision-Making.

(i) The JSC shall operate by consensus of its members. Subject to the terms of this Section 3.4, actions to be taken by the JSC shall be taken only following a consensus, with each Party’s members collectively having one (1) vote on behalf of such Party. For each meeting of the JSC, the attendance of at least one (1) representative of each Party shall constitute a quorum. The JSC shall not have the power to amend or waive compliance with this Agreement. Any disagreement between the representatives of the Parties on the JSC as to matters within the JSC’s jurisdiction that remain unresolved for [                                ] shall, at the election of either Party’s JSC members, be submitted to the Parties’ CEOs for resolution. If the Parties’ CEOs do not unanimously agree on such matter within [                                ] of such matter being submitted to them, then such dispute shall be subject to following:

(ii) Subject to this Section 3.4 , [

                                                                                                                                                                                                                                                                                                                                                                            ].

3.5 JSC Meeting Agendas. The Liaison of the Party to which the JSC chairperson belongs shall be responsible for preparing and circulating an agenda in advance of each meeting of the JSC, and preparing and issuing minutes of each meeting within [                        ] thereafter. Such minutes will not be finalized until both Parties’ representatives on the JSC review and confirm the accuracy of such minutes in writing. Apollomics shall provide a summary of its technical and other efforts made towards the First Commercial Sale of the Licensed Product in the Licensed Field in the Licensed Territory at each meeting of the JSC and shall provide the JSC with any updates that have occurred since the last meeting. Edison shall provide a summary of its technical and other efforts made towards the first commercial sale of the Licensed Product outside the

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Licensed Territory at each meeting of the JSC and shall provide the JSC with any updates that have occurred since the last meeting. Each Party will disclose to the other Party any other proposed agenda items along with appropriate information at least [                                                 ] in advance of each meeting of the JSC; provided that, under exigent circumstances requiring the JSC’s input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting so long as such other Party consents to such later addition of such agenda items for such JSC meeting.

3.6 Disbandment. The JSC shall continue to exist until the first to occur of (1) the Parties mutually agreeing in writing to disband the JSC or (2) the expiration or termination of this Agreement.

3.7 Liaison. As soon as practicable after the Effective Date, each Party shall appoint a single individual to act as a single point of contact between the Parties, on a day to day basis, to ensure a successful relationship under this Agreement (each, an “Liaison”). Each Liaison shall have English skills sufficient for purposes of business communication under this Agreement. The Liaisons shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) coordinate publications, promotional literature and product messages; (d) facilitate the prompt resolution of any Disputes; and (e) attend JSC meetings as a non-voting participant. Each Party may replace its Liaison at any time during the Term upon [                                ] prior written notice to the other Party.

4.	DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Development Obligations.

(i) Apollomics shall use Commercially Reasonable Efforts to Develop the Licensed Drug Substance and Licensed Product and seek Marketing Approval for the Licensed Product in indications mutually agreed upon between the Parties in the Licensed Field in the Licensed Territory, in accordance with the requirements of this Agreement and in conformity with all applicable Law. Apollomics’s obligations under this Section 4.1 shall include, but not be limited to, the following:

(a) using Commercially Reasonable Efforts to Develop the Licensed Drug Substance and Licensed Product in the Licensed Field in the Licensed Territory in accordance with the Joint Development Plan; and

(b) using Commercially Reasonable Efforts to obtain, and once obtained, to hold and maintain, Marketing Approval for the Licensed Product in the Licensed Field in the Licensed Territory.

(ii) Edison shall conduct those Development activities as required under Section 4.2(ii) below.

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4.2 Joint Development Plan.

(i) Without limiting Apollomics’ obligations under Section 4.1(i), Apollomics shall use Commercially Reasonable Efforts to perform the activities assigned to it and set forth in the initial Joint Development Plan (and any updated Joint Development Plan) upon the terms and conditions set forth in this Agreement. The initial Joint Development Plan is attached hereto as Schedule 4.2. Apollomics shall allocate sufficient time, effort, equipment and facilities and use personnel with sufficient skills and experience as are required to perform the activities allocated to Apollomics set forth in the Joint Development Plan. Apollomics shall be entitled to utilize the service of Third Party contractors to perform its Joint Development Plan activities, provided that Apollomics shall remain responsible for the performance of its contractors hereunder. Apollomics shall ensure that its and its contractors’ activities under the Joint Development Plan are conducted in accordance with applicable Law and the existing protocols. Apollomics shall remain at all times fully responsible for obtaining all necessary approvals and clearances, including IRB approvals, INDs and other regulatory approvals, customs clearances and patient informed consent forms necessary for the conduct of such activities under the Joint Development Plan.

(ii) Edison shall be responsible for and shall use Commercially Reasonable Efforts to perform the activities assigned to it and set forth in the initial Joint Development Plan (and any updated Joint Development Plan) upon the terms and conditions set forth in this Agreement. Such activities shall include designing and conducting the Initial Clinical Trial, and filing all regulatory materials and interacting with Regulatory Authorities associated with such Initial Clinical Trial. Edison shall also conduct such activities that the Parties agree in advance, at Apollomics’ expense, reasonably necessary to support the Development of the Licensed Products in the Licensed Field and Licensed Territory.

(iii) All Development and regulatory obligations provided in the Joint Development Plan shall be subject to JSC review and approval.

4.3 Development Reports. Each Party shall prepare and deliver to the JSC (or after the JSC is disbanded, to the other Party) Development Reports summarizing its Development activities once per Calendar Quarter during the Term. After the JSC disbands, such reports may be [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             ]   Edison and Apollomics shall treat the information contained in the Development Reports as Confidential Information of each Party. [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              ]

4.4 Cost. As between the Parties, Apollomics shall solely bear all costs and expenses for the Development of the Licensed Product in the Licensed Territory to the extent in accordance with a budget to be agreed to between the Parties in writing, including without limitation all costs and expenses for all regulatory activities associated with the Licensed Product in the Licensed Territory. Such costs and expenses incurred by Edison in accordance with the mutually agreed budget shall be reimbursed by Apollomics on a quarterly basis, within [                        ]

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[          ] after receipt of an invoice therefor from Edison, with the reimbursement amounts to be equal to

[

                                                                                                                                                                                                                                                                                                                                                                                      ].

4.5 Regulatory Responsibilities. [

                                                                                                                                                                                                                                                                                                                                                                                                                                                ].

5.	COMMERCIALIZATION

5.1 Commercialization.

(i) Apollomics shall have sole responsibility, subject to Section 3.2, and shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Licensed Field in the Licensed Territory, after receipt of Marketing Approval therefor in the Licensed Territory in accordance with the Commercialization Plan pursuant to this Agreement and in conformity with all applicable Law. Pursuant to Section 3.2, the JSC shall oversee all Commercialization activities, in the Licensed Field in the Licensed Territory including, but not limited to the creation and/or amendment of the Commercialization Plan.

(ii) Edison shall conduct activities, at Apollomics’ reasonable request and expense, reasonably necessary to support the Commercialization of the Licensed Products in the Licensed Field and Licensed Territory.

5.2 Commercialization Plan. Apollomics shall use Commercially Reasonable Efforts to perform the activities set forth in the initial Commercialization Plan (and any updated Commercialization Plan) upon the terms and conditions set forth in this Agreement. Apollomics shall draft and submit to the JSC the initial Commercialization Plan for discussion and approval at least [                                ] prior to the anticipated submission to a Regulatory Authority of the Marketing Approval Application of each Licensed Product in the Licensed Territory. Apollomics shall conduct its activities under the Commercialization Plan in accordance with applicable Law and the existing protocols. Apollomics shall remain at all times fully responsible for performing its obligations under the Commercialization Plan.

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5.3 Costs. Apollomics shall solely bear all costs and expenses of all Commercialization activities for the Licensed Product in the Licensed Field in the Licensed Territory, including, without limitation, all activities in Section 5.4.

5.4 Marketing Approval and Launch. Apollomics shall notify Edison promptly of the date of First Commercial Sale of the Licensed Product in the Licensed Field in the Licensed Territory.

5.5 [

                                                                                                                                                                                                                                                                                              ]

6.	MANUFACTURING AND SUPPLY

6.1 Manufacturing Development. Initially, subject to Section 3.2, Edison shall control and provide the clinical trial supply of the Licensed Drug Substance for use in the Initial Clinical Trial, [                   ] . After Edison transfers to Apollomics the Manufacturing information and materials pursuant to Section 6.2, Apollomics shall be solely responsible for, [                                                                            ] thereof, Manufacturing the Licensed Drug Substance and/or Licensed Products in the Licensed Territory. Apollomics may use Third Party Manufacturing contractors to fulfil its Manufacturing obligations provided under this Agreement. Apollomics shall ensure that its Manufacturing activities are conducted in accordance with applicable Law. Apollomics shall remain at all times fully responsible for its Manufacturing obligations provided under this Agreement.

6.2 Manufacturing Technology Transfer. Edison shall, within [                                  ] after Apollomics’ request, at no cost to Apollomics, transfer or have its Third Party Manufacturing contractor transfer to Apollomics or a Third Party Manufacturing contractor designated by Apollomics, with reasonable support and cooperation, its Manufacturing technology, Manufacturing processes, and [                                  ], in order to enable Apollomics to Manufacture or have Manufactured the Licensed Drug Substance and/or the Licensed Product.

6.3 Appointment of Distributors; No Delivery or Sale for Use Outside Licensed Territory. Apollomics may at its discretion appoint distributors or wholesalers for the Licensed Product in the Licensed Field in the Licensed Territory. Throughout the Term, Apollomics shall not, and shall require (consistent with any applicable Law) its distributors or wholesalers to not, either deliver or cause to be delivered, including via the Internet or mail order, Licensed Product outside the Licensed Territory, or sell any Licensed Product to a purchaser if Apollomics knows, or has reason to believe, that such purchaser intends to sell such Licensed Product outside the Licensed Territory, or to remove such Licensed Product from the Licensed Territory for the purpose of sales or use by patients of the Licensed Product outside the Licensed Territory.

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7.	EXCHANGE OF INFORMATION

7.1 Technology Transfer. Promptly after the Effective Date, Edison shall, [                                                          ] deliver to Apollomics copies of all Licensed Know-How then-existing, excluding the Manufacturing information and materials [                                                               ] for Edison to fulfil its manufacturing and supply obligations under Section 6.1. Edison shall, deliver to Apollomics copies of the Licensed Know-How as it becomes available in tangible or written form after the Effective Date, except for the materials and information related to Manufacturing technology, Manufacturing processes, and [                              ] Edison shall provide pursuant to Section 6.2, as may be mutually agreed upon by the Parties.

7.2 Communication Through JSC. Pursuant to Article 3, the JSC shall coordinate the Parties’ sharing of safety information as required under this Agreement. Through the JSC, and at each meeting thereof:

(i) Edison shall share with Apollomics [                                                                                                                                                                                                                                                                                                                                                                     ] all safety Information Controlled by Edison during the Term of this Agreement, in a form and format acceptable to Apollomics.

(ii) Apollomics shall share with Edison,[                                  ], all safety Information Controlled by Apollomics, in a form and format acceptable to Edison.

7.3 Use of Information.

(i) Apollomics shall have the right,[                                                 ], to use all Information disclosed pursuant to Section 7.2, as applicable, for the Development, Manufacturing, Commercialization and/or use of the Licensed Product in the Licensed Territory, subject to the license granted to it in Section 2.1(i).

7.4 Initial Clinical Trial Data. Promptly after the Effective Date, [

                                                                                                                                                   ].

8.	UPFRONT AND MILESTONE PAYMENTS

8.1 Upfront and Milestone Payments. In consideration of the licenses and other rights granted to Apollomics herein, Apollomics shall pay to Edison the following one-time, non-refundable and non-creditable lump sum payments on occurrence of the corresponding events.

(i) Upfront Payments. Within [                                                 ] following the Effective Date of this Agreement, Apollomics shall pay to Edison by wire transfer of immediately available funds, into an account designated in writing by Edison, an amount equal to [                                                                                                  ] (the “Upfront Payment”). The Upfront Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

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(ii) Regulatory Milestone Payments. Apollomics shall make the following one-time regulatory milestone payments to Edison upon the first achievement of each of the following regulatory milestones by or on behalf of Apollomics:

Regulatory Milestone	Regulatory Milestone Payment

[ ]	[ ]

[ ]	[ ])

[ ]	[ ]

[ ]	[ ]

[ ]	[ ]

[ ]	[ ]

[

                                                                                                                                                                    ].

(iii) Commercial Milestone Payments. Apollomics shall make the following one-time commercial milestone payments to Edison upon the first achievement of each of the following commercial milestones with respect to the aggregate annual Net Sales of all Licensed Products Commercialized by or on behalf of Apollomics in a Calendar Year in the Licensed Field in the Licensed Territory (the “Annual Net Sales”):

Commercial Milestone	Commercial Milestone Payment

The Annual Net Sales exceeding [ ]	[ ]

The Annual Net Sales exceedin [ ]	[ ]

The Annual Net Sales exceeding [ ]	[ ]

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For avoidance of doubt, if two or more of the foregoing milestones are achieved in the same Calendar Year, the payments corresponding to each such milestone shall be payable to Edison with respect to such Calendar Year.

8.2 Notification and Payment. Apollomics shall notify Edison of the achievement of each of the milestones set forth in Section 8.1(ii) within [                                       ] of its achievement, and each of the commercial milestones set forth in Section 8.1(iii) within [                                            ] after the date upon which such commercial milestone payment becomes due. All payments under Section 8.1 shall be made within [                                            ] after Apollomics provides the relevant notice to Edison, except that the Upfront Payment due pursuant to Section 8.1(i) shall be made within [                                                     ] after the Effective Date.

9.	ROYALTY PAYMENT; AUDITS

9.1 Royalty. In partial consideration of the rights granted to Apollomics herein, Apollomics shall pay to Edison the following royalties on the Annual Net Sales, at an incremental royalty rate determined by the Annual Net Sales of all Licensed Products during the applicable Royalty Term (defined in Section 9.2) in the Licensed Territory, subject to Section 9.3.

Portion of the Annual Net Sales of the Licensed Products in the Licensed Territory	Royalty Rate
Less than or equal to [ ]	[ ] [ ]

Greater than [ ] and less than or equal to [ ]	[ ] [ ]

Greater than [ ] and less than or equal to [ ]	[ ] [ ]

Greater than [ ] and less than or equal to [ ] [ ]	[ ] [ ]

Greater than[ ]	[ ] [ ]

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[

                                                                                                                                                                                                                                                         ]

9.2 Royalty Term. Royalties shall be payable in the Licensed Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, from the First Commercial Sale of such Licensed Product in such country until the latest of [

                                                                                        ] (the “Royalty Term”).

9.3 Royalty Reductions.

(i) Third Party Licenses. Apollomics shall have the right (but not the obligation), at its own expense, to obtain any licenses from any Third Parties under any [                                                                                                                                                                                                                                                                                                          ] excluding licenses relating to [                                                                                                                                                                                                                                                    ] by Apollomics, its Affiliates (“Third Party IP”), on a country-by-country and Licensed Product-by-Licensed Product basis. If Apollomics obtains such a license to a Third Party IP, Apollomics shall be entitled to credit [                                                 ] of the royalties paid to such Third Party during a Calendar Quarter against the royalty payment with respect to such Licensed Product and such country in such Calendar Quarter, provided that such credit shall not result in the reduction of the royalties otherwise payable by Apollomics with respect to such Licensed Product in such country in a given Calendar Quarter by more than [                                       .]

(ii) No Valid Claim. If, on a Licensed Product-by-Licensed Product and country -by-country basis, during the Royalty Term no Valid Patent Claim exists in the relevant country Covering the relevant Licensed Product at the time of manufacture, use or sale of such Licensed Product in such country, then the applicable royalty rate for the sale of such Licensed Product in such country shall be reduced by [                                       .]

(iii) Royalty Floor. Notwithstanding any provision set forth in this Agreement to the contrary, the permitted reductions to royalties [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    ] of the royalties otherwise owed to Edison pursuant to Section 9.1.

(iv) Generic Competition. At any time during the Royalty Term, Generic Competition exists in a given country in the Licensed Territory when a Licensed Product is sold by Apollomics, its Affiliates or sublicensees, then Apollomics shall be entitled to reduce the royalties due to Edison for such Licensed Product in such country by (a) [          ] in such country,

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when the Generic Products of a Licensed Product have, in the aggregate, [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            ] and (b) [          ] in such country, when the Generic Products of a Licensed Product have, in the aggregate, [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            ]

9.4 Sublicense Revenue. If Apollomics or its Affiliates grants a sublicense to one or more Third Parties of the rights Edison grants to Apollomics pursuant to this Agreement, then in addition to the royalties, milestone payments and other fees otherwise due under Sections 8 and 9, Apollomics shall pay Edison the following percentages of all Sublicense Revenues:

Time at Which Sublicense is Granted [	% of Sublicense Revenues Due Edison
[ ]
[ ]
]	[ ]

9.5 Royalty and Sublicense Revenue Payments. The payments due by Apollomics to Edison under Sections 9.1 and 9.4 shall be calculated, reported and paid for each Calendar Quarter within [                                                   ] after the end of each Calendar Quarter and shall be accompanied by a report setting forth Net Sales of Licensed Products and any Sublicense Revenue by Apollomics or its Affiliates in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including the Gross Sales and Net Sales of each Licensed Product, on a country-by-country basis, and the Sublicense Revenue payment made, each with the exchange rates used in accordance with this Section 9.5. Without limiting the generality of the foregoing, Apollomics shall require its Affiliates to account for its Net Sales and other payments due to Edison and to provide such reports with respect thereto as if such sales were made by or earned by Apollomics. All payments under Section 9.1 shall be made without setoff or deduction of any kind, other than pursuant to Sections 9.3 and 10.4.

10. PAYMENT; RECORDS; AUDITS

10.1 Currency. When conversion of payments from any currency other than USD is required, such conversion shall be at an exchange rate equal to average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, on each Business Day of the Calendar Quarter in which the applicable sales were made in such country. All payments under this Agreement shall be payable in USD.

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10.2 Account. All payments to be made to Edison under this Agreement shall be made by wire transfer to the following account:

For all wire payments

denominated in USD: [ • ]

For all other wire payments: [ • ]

or such other account as may be specified by Edison in writing to Apollomics.

10.3 Maintenance of Records. Apollomics shall keep true, correct and complete records of all royalties and other amounts payable to Edison under Sections 8.1, 9.1 and 9.4 hereof, including without limitation all financial information needed to calculate Net Sales for such periods of time as are required under applicable Law, provided that in no event shall Apollomics retain such books and records for less than [                        ] after the date of relevant payment made to Edison. Apollomics shall deliver to Edison a preliminary Sales Report [                                                 ] after the end of each Calendar Quarter and a final Sales Report [                                            ] after the end of each Calendar Quarter. Subject to the calculation for the Net Sales set forth in Section 1.78, all financial terms and standards (including any calculation of Net Sales and financial payments due under this Agreement) shall be governed by and determined in accordance with applicable Accounting Standards and shall be consistent with Apollomics’s audited consolidated financial statements.

10.4 Taxes.

(i) All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 10.4. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Law, deduct from any amounts that it is required to pay to the receiving Party hereunder (the “Receiving Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Receiving Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Receiving Party’s account and, if available, evidence of such payment shall be secured and sent to the Receiving Party within [                         ] of such payment. The Receiving Party shall provide the Paying Party any tax forms that may be reasonably necessary in order for the Paying Party to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Paying Party shall, at the Receiving Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Receiving Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Receiving Party hereunder without minimizing any Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, if deduction or withholding for taxes

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becomes required by applicable Law (or the amount of deduction or withholding for taxes required by applicable Law is increased) with respect to a payment under this Agreement as a result of an assignment by Apollomics, then such payment shall be increased to the extent necessary to ensure that Edison receives an amount equal to the sum which it would have received had such deduction or withholding for taxes not become required or increased by applicable Law, provided, however, that no such increase shall be required to the extent the relevant withholding is required by applicable U.S. Law and would not have been imposed but for the assignment by Edison of its rights under this Agreement to a non-U.S. Affiliate of Edison.

    [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              ]

10.5 Audits. Edison shall have the right, no more than [                                                      ] during the Term of this Agreement and for [                        ] after its termination, to have an independent certified public accountant (“Accountant”) [                                                                                                                                                                                                                                                                                                                                                                                                             ] audit the relevant books and records of account of Apollomics in connection with the payment of royalties and any other amounts under this Agreement during normal business hours, and upon reasonable prior notice, to determine whether appropriate accounting has been performed and payments have been made to Edison hereunder; provided that such Accountant shall be bound to treat all information reviewed during such audit as confidential, and does not disclose to Edison any information other than information which shall have previously been given to Edison pursuant to any provision of this Agreement or information regarding the payments due to or by Edison as a result of such audit. Notwithstanding the foregoing, such Accountant may support its audit conclusions with underlying Apollomics Confidential Information if challenged by Apollomics, provided that all such disclosures shall be maintained as confidential by such Accountant and Edison with respect to Third Parties.

If the Accountant determines that the Sales Report has not been true or accurate, [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        ]. Such Accountant’s Findings shall be binding for both Parties absent manifest error.

10.6 Late Payments. If Edison does not receive payment of any sum due to it under this Agreement on or before the due date, simple interest shall thereafter accrue on the sum due to Edison from the due date until the date of payment at [                                                                                                                                                                                                                                                                                                                                        ].

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11. INVENTIONS; PATENTS

11.1 Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any intellectual property rights that are Controlled by such Party prior to the Effective Date or are developed or acquired independently of this Agreement.

11.2 Ownership of Inventions.

(i) Sole and Joint Inventions. For all Inventions, inventorship shall be determined in accordance with U.S. patent laws. Any such Invention solely made by employees, agents, or independent contractors of a Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”) shall be owned by such Party. Any Invention that is jointly made by employees, agents, or independent contractors of each Party, together with all intellectual property rights therein (“Joint Inventions”) shall be jointly owned by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws, with each Party having, unless otherwise set forth in this Agreement, the unrestricted right to license and grant rights to sublicense any such Joint Invention without any duty of accounting to the other Party or obligation to obtain consent from the other Party, and without limiting the foregoing, [                                                                                          ]. For clarity, any and all Invention made by employees, agents, or independent contractors of a Party in performing activities funded or reimbursed by the other Party (the “Sponsoring Party”) under this Agreement shall be deemed generated on behalf of the Sponsoring Party and shall be owned by and assigned to the Sponsoring Party.

(ii) Personnel. Each Party shall require that any Person affiliated with or employed by such Party who contributes to any Invention arising under this Agreement will be obligated to execute and deliver to such Party an agreement assigning to such Party all rights, titles and interests in and to such invention.

11.3 Disclosure of Inventions. Each Party shall promptly disclose to the other Party in writing any Invention disclosures, or other similar documents, submitted to it by its employees, agents, or independent contractors describing each Invention, and all Information relating to such Invention.

11.4 Prosecution of Patents.

(i) Apollomics. Apollomics shall file, prosecute, and maintain (including interferences, oppositions, reexaminations, reissues, inter partes reviews and similar proceedings) Licensed Patents and Joint Patents in the Licensed Territory at its own cost. Apollomics shall provide Edison with a copy of material communications from patent authorities in the Licensed Territory regarding the Licensed Patents and Joint Patents, and shall provide Edison with drafts of any material filings or responses to be made to such Patent authorities for Edison’s review and comment. Apollomics shall provide Edison with a reasonable opportunity to comment substantively on the prosecution and maintenance of the Licensed Patents and Joint Patents before taking material action, and shall consider in good faith to incorporate into the relevant filing or submission all reasonable comments, including any additional claims, consistent with this Agreement made thereon by Edison. Apollomics shall not knowingly take any action of the Licensed Patents or Joint Patents that would reasonably be expected to materially adversely affect the filing, prosecution or maintenance thereof without first informing and consulting Edison.

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(ii) Edison. Edison shall retain the sole right, but not obligation, to file, prosecute, and maintain (including interferences, oppositions, reexaminations, reissues, inter partes reviews and similar proceedings) Licensed Patents and Joint Patents outside of the Licensed Territory [                             ]. If, during the Term, Apollomics (A) intends to allow any Licensed Patent or Joint Patent to expire or intends to otherwise abandon any such Licensed Patent or Joint Patent for which it is responsible pursuant to this subsection 11.4(ii), or (B) decides not to prepare or file patent applications Covering Joint Inventions, Apollomics shall notify Edison of such intention or decision at least [                             ] (or as soon as possible if less than [                              ]) prior to any filing or payment due date, or any other date that requires action, in connection with such Licensed Patent, Joint Patent or Joint Invention, and Edison shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense.

(iii) Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 11.4, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party Covering the Invention disclosed in such Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Patent, consulting and considering any comments from each other in good faith, subject to Section 11.4(i), and, as requested by a Party, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information, know-how and data in its possession reasonably necessary to obtain or maintain such Patents.

11.5 Infringement of Patents by Third Parties.

(i) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Licensed Patents (including Joint Patents) of which it becomes aware in the Licensed Territory, and shall provide to the other Party any and all evidence and information available to such Party regarding such alleged infringement.

(ii) Infringement in the Licensed Territory.

(a) If a Party becomes aware of any actual or alleged existing or threatened infringement or unauthorized use by a Third Party of any Licensed Patent or Joint Patent by making, using, importing, offering for sale, or selling products including the Licensed Drug Substance in the Licensed Territory (such activities, “Product Infringement”), such Party shall promptly notify the other Party as provided in Section 11.5(i).

(b) With respect to Product Infringement of Licensed Patents and Joint Patents, [                        ] shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Product Infringement in the Licensed Territory, subject to Section 11.5(ii)(c) [              ] shall provide to [                   ] reasonable

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assistance in any such enforcement, including without limitation joining an action as a party plaintiff if so required by Law to pursue such action.[                        ] shall keep [              ] regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider [                   ] comments on any such efforts. [                        ] shall [          ] all costs incurred in connection with any such action or suit under this Section 11.5(ii)(b). If [                        ] does not bring a suit or action pursuant to this Section 11.5(ii)(b) within [                                                 ] after becoming aware of such Product Infringement, or if earlier, [                        ] prior to any deadline for bringing such action under applicable Law, [              ] shall have the right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Product Infringement in the Licensed Territory, subject to Section 11.5(ii)(c). [                   ] shall provide to [                   ] reasonable assistance in any such enforcement, including without limitation joining an action as a party plaintiff if so required by Law to pursue such action. [              ] shall keep [                        ] regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider [                        ] comments on any such efforts. The Party enforcing such right shall bear all costs incurred in connection with any such action or suit under this Section 11.5(ii)(b).

(c) The Party not bringing an action with respect to Product Infringement under this Section 11.5 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 11.5 may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

(iii) Other Infringement Outside the Licensed Territory. [                        ] shall not have the right to conduct any action with respect to any infringement of Licensed Patents outside the Licensed Territory. For any and all infringement of Joint Patents anywhere outside the Licensed Territory, [              ] shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person or entity engaged in such infringement of such Patents, in its sole discretion. Apollomics shall provide to [              ] reasonable assistance in any such enforcement, including without limitation joining an action as a party plaintiff if so required by Law to pursue such action. If [              ] brings a suit or other action against such infringement, [              ] shall periodically make a report to [                        ] about the progress of the suit or action. If [              ] does not bring a suit or action pursuant to this Section 11.5(iii) within [                                                 ] after becoming aware of such Product Infringement, or if earlier, [                        ] prior to any deadline for bringing such action under applicable Law, [                        ] shall have the right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in infringement of any Joint Patent outside the Licensed Territory. [              ] shall provide to [              ] reasonable assistance in any such enforcement, including without limitation joining an action as a party plaintiff if so required by Law to pursue such action. [                        ] shall keep [              ] regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider [                        ] comments on any such efforts. The Party enforcing its rights shall bear all costs incurred and shall retain all related recoveries in connection with any such action or suit under this Section 11.5(iii). The Party not bringing an action with respect to infringement of Joint Patents under this Section 11.5(iii) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 11.5(iii) may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

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(iv) Settlement. Apollomics shall not settle any claim, suit, or action that it brings under this Section 11.5 involving the Licensed Patents (excluding Joint Patents) in any manner that would negatively impact Edison, including settlements involving the ownership, validity or enforceability of any of the Licensed Patents, or that do not include a full and unconditional release from all liability of Edison, without the prior written consent of Edison, which shall not be unreasonably withheld, delayed or conditioned. Edison shall not settle any claim, suit, or action that it brings under this Section 11.5 involving the Licensed Patents (excluding Joint Patents) in any manner that would negatively impact Apollomics, or that do not include a full and unconditional release from all liability of Apollomics, without the prior written consent of Apollomics, which shall not be unreasonably withheld, delayed or conditioned. Moreover, any settlement by Apollomics involving the Licensed Patents (excluding Joint Patents), or by Edison involving the Licensed Patents (excluding Joint Patents) in the Licensed Territory, that (i) results in cross-licensing or (ii) results in sublicenses to Third Parties, shall require the other Party’s written consent, which shall not be unreasonably withheld, delayed or conditioned. Neither Party shall settle any claim, suit, or action that it brings under this Section 11.5 involving Joint Patents in any manner that would negatively impact the other Party, including settlements as to the ownership, validity or enforceability of any of the Joint Patents, or if the settlement does not include a full and unconditional release from all liability of the other Party, without the prior written consent of such other Party.

(v) Allocation of Proceeds. Except as otherwise provided herein, if either Party recovers monetary damages from any Third Party in a suit or action brought under this Section 11.5, whether such damages result from the infringement of Licensed Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (excluding expenses of internal counsel), and any remaining amounts shall be, as between Edison and Apollomics, allocated as follows: [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    ]

11.6 Infringement of Third Party Rights in the Licensed Territory.

(i) Notice. If the Development, Manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Territory results in a claim for Patent infringement by a Third Party, the Party first having notice of such claim shall promptly notify the other Party in writing of such a claim. Following such notice, [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 ]

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(ii) Third Party Claims. Apollomics shall assume control of the defense of any claims brought by Third Parties alleging infringement of Third Party intellectual property rights in connection with the Development, Manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Territory, represented by its own counsel. If requested by Apollomics, Edison agrees to cooperate reasonably with Apollomics with respect to such litigation, at Apollomics’s expense. Apollomics shall have the exclusive right to settle any such claim without the consent of Edison, unless such settlement could negatively impact Edison, including without limitation settlements on the ownership, validity or enforceability of any Licensed Patents or Joint Patents (for which Edison’s consent shall be required). Any expenses incurred in defending any such claims and any damages awarded to or settlement agreed with such Third Parties shall be solely the responsibility of Apollomics.

11.7 Patent Term Extensions in the Licensed Territory. The patent counsel of each Party shall discuss and recommend for which, if any, of the Licensed Patents and/or the Joint Patents in the Licensed Territory the Parties should seek any term extensions, supplementary protection certificates, and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents (“Patent Term Extensions”) in the Licensed Territory. The Parties shall mutually agree in writing on any proposed Patent Term Extensions before any submissions to obtain Patent Term Extensions are filed.

11.8 Patent Marking. Apollomics agrees to mark or have marked with the Licensed Patents and Joint Patents to the extent consistent with applicable Law any Licensed Product sold by Apollomics in accordance with the statutes of the Licensed Territory relating to the marketing of patented articles.

12.	TRADEMARKS

12.1 General. Apollomics shall be responsible for the selection, registration and maintenance of all trademarks, trade dress and related copyrights thereto which it employs in connection with the Commercialization of any Licensed Product in the Licensed Field in the Licensed Territory under this Agreement (the “Apollomics Trademarks”). Apollomics shall only use the Apollomics Trademarks in connection with the Commercialization of any Licensed Product in the Licensed Field in the Licensed Territory under this Agreement. Apollomics shall solely own the Apollomics Trademarks and pay all relevant costs thereof. Unless the Parties agree in writing pursuant to this Section 12, Edison shall not use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes any of the Apollomics Trademarks. Apollomics shall have the sole right to initiate at its own discretion legal proceedings against any infringement or threatened infringement of any Apollomics Trademark.

12.2 Infringement of Apollomics Trademarks by Third Parties. With respect to any Apollomics Trademarks associated with the Licensed Product in the Licensed Territory, each Party shall notify the other Party promptly upon learning of any actual or alleged threatened or existing infringement of any trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against such trademark. Apollomics shall have the sole right, in its own discretion and at its own expense, to bring an action to address such infringement.

12.3 Apollomics shall have the sole right to determine the package design, including but not limited to the logo on the package for the Licensed Product in the Licensed Field in the Licensed Territory with the right to register such logo.

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13. ADVERSE EVENT REPORTING; SAFETY AND REGULATORY AUDITS

13.1 Adverse Event Reporting by the Parties.

(i) Promptly after the Effective Date, Edison shall use good faith efforts to procure [                                                                        ] to enter into a safety and pharmacovigilance agreement with Apollomics and Edison (the “Multi-Party Pharmacovigilance Agreement”). Such Multi-Party Pharmacovigilance Agreement shall specify the obligations of the parties thereto with respect to the coordination of collection, investigation, reporting and exchange of information concerning adverse events or any other safety issue of any significance and product quality and product complaints involving adverse events, in each case with respect to Licensed Products throughout the world and sufficient to permit each party thereto to comply with legal obligations with respect thereto. As between the Parties, Apollomics shall be the owner of the global safety database and the costs of establishing and maintaining such global safety database shall be at its sole cost, subject to any cost obligations of [              ] established under the Multi-Party Pharmacovigilance Agreement.

(ii) Unless and until the earlier of (i) the Parties and [              ] execute the Multi-Party Pharmacovigilance Agreement and (ii) the completion of the Initial Clinical Trial, the following shall apply: Apollomics and Edison shall enter into a written agreement to govern safety and pharmacovigilance procedures for the Parties with respect to Licensed Products in the Licensed Field in the Licensed Territory, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”) no later than [                        ] before Apollomics’s IND filing for the first clinical trial in the Licensed Territory. Such Pharmacovigilance Agreement shall specify the obligations of both Parties with respect to the coordination of collection, investigation, reporting and exchange of information between the Parties concerning adverse events or any other safety issue of any significance and product quality and product complaints involving adverse events, in each case with respect to Licensed Products in the Licensed Field and sufficient to permit each Party and its Affiliates and licensees or sublicensees to comply with its legal obligations with respect thereto. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates and licensees or sublicensees to comply with such obligations.

(iii) In the event the Parties enter into a Pharmacovigilance Agreement, Apollomics shall maintain an adverse event database for (a) clinical trials conducted in the Licensed Territory for Licensed Products under the Joint Development Plan and (b) Commercialization in order for Apollomics to meet with regulatory reporting responsibilities for the Licensed Territory, at its sole cost and expense, and shall provide a copy of all information in such database to Edison in a mutually agreed format for inclusion in the global adverse event database. Apollomics shall be responsible for reporting to the applicable Regulatory Authorities in the Licensed Territory all quality complaints, adverse events and safety data related to Licensed Products for (x) all clinical trials conducted in the Licensed Territory under the Joint Development Plan and (y) Commercialization, as well as responding to safety issues and to all requests of Regulatory Authorities related to Licensed Products in the Licensed Territory, and shall provide a copy of all such reports to Edison and additional information as Edison may reasonably request.

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(iv) To the extent required under the Upstream Agreement, each Party shall grant the other Party and/or [                   ] as necessary, the right to access and to use non-clinical and clinical data generated by each Party’s Development efforts under this Agreement to enable the other Party or [              ] to facilitate management of safety for the Licensed Products, to comply with safety-related Regulatory Authority reporting requirements and to optimize efficient Development of Licensed Products.

13.2 Safety and Regulatory Audits.

(i) During the period in which Edison conducts the Initial Clinical Trial, if a Regulatory Authority desires to conduct an inspection or audit of Apollomics, its Affiliates, sublicensees or subcontractors relating to the Licensed Drug Substance and/or the Licensed Products, Apollomics shall promptly, but at least [                           ] in advance, provide Edison with all information pertinent thereto. Apollomics shall permit Regulatory Authorities to conduct inspections or audit of Apollomics, its Affiliates, sublicensees or subcontractors relating to the Licensed Drug Substance and/or the Licensed Products, and shall ensure that such Affiliates, sublicensees and subcontractors permit such inspections or audit. Apollomics will provide Edison with a written summary in English of any findings of a Regulatory Authority following a regulatory audit within [                          ] following any such inspection or audit, and will provide Edison with an unredacted copy of any report issued by such Regulatory Authority following such audit.

(ii) During the period in which Edison conducts the Initial Clinical Trial, if a Regulatory Authority desires to conduct an inspection or audit of Edison, its Affiliates or subcontractors relating to the Licensed Drug Substance and/or the Licensed Products for the Licensed Territory, Edison shall promptly, but at leas [                           ] in advance, provide Apollomics with all information pertinent thereto. Edison shall permit Regulatory Authorities to conduct inspections or audit of Edison, its Affiliates or subcontractors relating to the Licensed Drug Substance and/or the Licensed Products for the Licensed Territory, and shall ensure that such Affiliates and subcontractors permit such inspections or audit. Edison will provide Apollomics with a written summary in English of any findings of such Regulatory Authority following a regulatory audit within [                          ] following any such inspection or audit, and will provide Apollomics with an unredacted copy of any report issued by such Regulatory Authority following such audit.

13.3 No Harmful Actions. Neither Party nor its Affiliates shall take any action with respect to the Licensed Drug Substance or Licensed Products that could reasonably be expected to have an adverse impact upon the regulatory status or potential sales of Licensed Drug Substance or Licensed Products in the other Party’s territory (for Edison, outside the Licensed Territory and for Apollomics, the Licensed Territory).

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13.4 Notice of Regulatory Action. During the period in which Edison conducts the Initial Clinical Trial, if any Regulatory Authority takes or gives notice of its intent to take any Regulatory Action with respect to any activity of a Party or its Affiliates, sublicensees (in case of Apollomics) or its subcontractors relating to any Licensed Drug Substance and/or Licensed Product, then such Party shall notify the other Party of such notice or action within [                                            ] thereof. The costs and expenses of any Regulatory Action with respect to the Development, obtaining, holding and maintaining the Marketing Approvals, Manufacturing and Commercialization in the Licensed Territory shall be borne solely by Apollomics. In addition, each Party shall, and shall ensure that its Affiliates, sublicensees (in case of Apollomics) and its subcontractors, maintain adequate records to permit the Parties to trace the distribution, sale and use of the Licensed Drug Substance and/or the Licensed Products in the Licensed Territory.

14. REPRESENTATIONS AND WARRANTIES

14.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as set forth below.

(i) Such Party (a) is a corporation duly organized and subsisting under the applicable Law of its jurisdiction of organization, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

(ii) Such Party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a party as of the Effective Date.

(iii) This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other applicable Law of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.

(iv) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

(v) Except with respect to Marketing Approvals for the Licensed Product or as otherwise described in this Agreement, such Party has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

(vi) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Law or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable Law or any contractual obligation or court or administrative order by which such Party is bound.

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(vii) All of such Party’s employees, officers, independent contractors, consultants, and agents have executed agreements requiring assignment to such Party of all Licensed Technology and Inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the confidential information of such Party.

(viii) Neither such Party, nor any of such Party’s employees, independent contractors, consultants, agents or officers: (i) has ever been debarred or is subject to debarment or, to such Party’s knowledge, convicted of a crime for which a Person could be debarred before a Regulatory Authority under applicable Law, or (ii) to such Party’s knowledge, has ever been under indictment for a crime for which a Person could be debarred under such Law.

14.2 Edison’s Representations and Warranties. Edison hereby represents and warrants to Apollomics, as of the Effective Date, as set forth below:

(i) Edison has sufficient legal and/or beneficial title under the Licensed Technology to grant the licenses to Apollomics contained in this Agreement.

(ii) Edison has the right to transfer to Apollomics a copy of the Licensed Know-How that is available in tangible or written form as of the Effective Date in accordance with this Agreement.

(iii) Schedule 1.64 lists all Patents in the Licensed Territory Controlled by Edison that, to Edison’s knowledge, are [                                                     ] for the Development and Commercialization of the Licensed Product as existing on the Effective Date in the Licensed Territory; except as set forth on Schedule 1.64, Edison and its Affiliates do not own and have not licensed any Patent that is necessary to Commercialize any Licensed Products;

(iv) Except for [                                                                                                                                                                                                                                                                                                                                                                                                                                                            ] Edison has not granted (and shall not grant) any right to any Third Party under the Licensed Technology that would conflict with the licenses granted to Apollomics hereunder;

(v) Edison is not a party to any agreement with any governmental entity or an agency thereof pursuant to which such governmental entity or such agency provided funding for the development of any of the Licensed Technology and which gives such governmental entity or such agency any rights to any Licensed Technology that conflict with, or limits the scope of, any of the licenses granted to Apollomics hereunder;

(vi) Edison and its Affiliates have used reasonable and diligent efforts consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How owned by the Edison and its Affiliates that constitutes trade secrets under applicable Laws;

(vii) Other than the Upstream Agreements, there are no existing agreements pursuant to which Edison has in-licensed any Patents or Know-How Controlled by a Third Party that are included as part of the Licensed Technology;

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(viii) To Edison’s knowledge, each Upstream Agreement is in full force and effect. Neither Edison (nor its Affiliates, as applicable) is in material breach of any Upstream Agreement; neither Edison (nor its Affiliate, as applicable) has received any written notice from any Licensor alleging that Edison or any of its Affiliates is in material breach of such Upstream Agreement; and Edison has provided Apollomics with a true and correct copy of each Upstream Agreement;

(ix) Edison has provided or made available to Apollomics all material documentation, data, and information under its control requested by Apollomics relating to the Licensed Drug Substance and the use thereof in the Licensed Field, including complete and accurate copies of (i) all existing material regulatory filings made by Edison or its Affiliates with respect to the Licensed Drug Substance or Licensed Product in the Licensed Territory (the “Existing Regulatory Materials”), and (ii) all other material correspondence to/from any Regulatory Authority in the Licensed Territory controlled by Edison; in each case related to the Licensed Drug Substance;

(x) other than the Existing Regulatory Materials, neither Apollomics nor any of its Affiliates has, as of the Effective Date, obtained, or filed, any Marketing Approval Application in the Licensed Territory for approval to conduct clinical trials, marketing or other purpose, for any Licensed Drug Substance;

(xi) the Existing Regulatory Materials are, to the knowledge of Edison, in good standing, and neither Edison nor any of its Affiliates has received any notice in writing from any Regulatory Authority in the Licensed Territory that the Existing Regulatory Materials are not currently in, or may not remain in, good standing with the applicable Regulatory Authority;

(xii) Edison has provided to Apollomics all material adverse event information with respect to the Licensed Drug Substance or any Licensed Product known to Edison or its Affiliates;

(xiii) There is no pending or, to Edison’s knowledge, threatened claim, litigation or any other proceeding brought by a Third Party against Edison challenging the validity of the Licensed Patents in the Licensed Territory, or claiming that the Development, Manufacture or Commercialization of the Licensed Product in the Licensed Field in the Licensed Territory constitutes or would constitute infringement of such Third Party’s intellectual property right(s).

(xiv) Edison or its Affiliates has not received any written communications alleging that it has violated or that it would violate, in any material manner, through the Manufacture, use, import, export, sale, and/or offer for sale of the Licensed Product in the Licensed Field and in the Licensed Territory, any intellectual property rights of any Third Party.

(xv) Edison has (1) the sole and exclusive ownership of or (2) a license (with the right to grant sublicenses thereunder) to the Licensed Patents and Licensed Know-How.

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14.3 Covenants of Edison. Edison hereby covenants through the Term of this Agreement as set forth below:

(i) Edison will use reasonable efforts to update from time to time the list of Licensed Patents in Schedule 1.64 to set forth any additional Licensed Patents during the Term.

(ii) (A) Edison (or its Affiliate, as applicable) shall use Commercially Reasonable Efforts to maintain each Upstream Agreement in full force and effect and shall not modify or amend any Upstream Agreement without Apollomics’ prior written consent; (B) Edison shall not exercise or fail to exercise any of its rights, or fail to perform any of its obligations, under any Upstream Agreement, where such exercise or failure to exercise or perform would adversely affect Apollomics’ rights hereunder in material respects, without the prior written consent of Apollomics and (C) if Edison receives notice of an alleged default by Edison or its Affiliates under any Upstream Agreement, then Edison shall promptly provide written notice thereof to Apollomics within [                                         ] after Edison’s receipt thereof. In the event that Edison receives a written notice that Edison is in material breach of the an Upstream Agreement, (1) Edison shall notify Apollomics of such notice in writing promptly following Edison’s receipt of such notice and (2) if Edison fails to cure such material breach on or before [                             ] prior to the expiration of the applicable cure period set forth in the Upstream Agreement, Apollomics shall have the right, in its sole discretion, by providing written notice to Edison, to cure such material breach on behalf of Edison; provided, that, Edison shall also continue to have the right to cure such breach; provided further that, in the event that Apollomics cures such material breach on behalf of Edison, Apollomics, in its sole discretion, may elect to set-off any reasonable payments that it makes to such Licensor to cure such material breach under the Upstream Agreement against the amounts of any milestone payments and/or royalty payments that would otherwise be due and payable by Apollomics to Edison under this Agreement.

14.4 The Parties’ Covenants. Each Party hereby covenants throughout the Term of this Agreement as set forth below:

(i) Such Party shall not enter into any agreement with a Third Party that will conflict with its obligations under this Agreement or the rights granted to the other Party under this Agreement.

(ii) If during the Term of this Agreement, a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants, or agents rendering services relating to the Licensed Product: (a) is or will be debarred or convicted of a crime for which such Person could be debarred before a Regulatory Authority under applicable Law, or (b) is or will be under indictment under such Law, then such Party promptly shall notify the other Party of the same in writing.

(iii) In connection with this Agreement, and without limiting anything in this Article 14, each Party represents, warrants and covenants that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly, to (a) any Government or Public Official (as defined below); (b) any political party, party official or candidate for public or political office; (c) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (a) or (b) above; or (d) any owner, director, employee, representative or agent of any actual or potential customer of such Party (if

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any such transfer of value would be a violation of any applicable Law). Each Party agrees to comply with all applicable anti-bribery laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, each Party represents, warrants and covenants that such Party shall comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Anti-Bribery Act, both as revised from time to time, as well as similar applicable Law of the country where a Party has its principal place of business and where such Party conducts activities under this Agreement, and to take no action that would reasonably be deemed to cause the other Party to be in violation of the FCPA, the UK Anti-Bribery Act or similar applicable Law of the country where a Party has its principal place of business and where it conducts activities under this Agreement. Additionally, each Party will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery Law. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

15. CONFIDENTIALITY OBLIGATIONS OF APOLLOMICS

15.1 Confidentiality Obligations. During the Term of this Agreement and for a period of [                                       ], or [                                                                         ], whichever is longer, Apollomics:

(i) shall hold in strict confidence any and all information disclosed to it by Edison, including, without limitation Information, (collectively “Edison Confidential Information”) and shall not use, nor disclose or supply to any Third Party, nor permit any Third Party, to have access to the Edison Confidential Information, without first obtaining the written consent of Edison, except as expressly permitted in this Agreement;

(ii) shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Edison Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and

(iii) may disclose the Edison Confidential Information only to its Affiliates and its and/or its Affiliates’ employees, directors, officers, representatives, partners, sublicensees, consultants, independent contractors, agents, and actual or potential investors, underwriters and acquirers, provided that such employees, directors, officers, representatives, partners, sublicensees, consultants, independent contractors, agents, and actual or potential investors, underwriters and acquirers are bound by terms and conditions of confidentiality and non-use no less protective than the terms and conditions that bind Apollomics hereunder [                                                                                                                              ]

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(iv) For the avoidance of doubt, [

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15.2 Exceptions. Apollomics’s obligations of confidentiality and non-use under Section 15.1 shall not apply and Apollomics shall have no further obligations with respect to any of the Edison Confidential Information, to the extent Apollomics can establish by competent proof that such Edison Confidential Information:

(i) is or becomes part of the public domain without breach by Apollomics of this Agreement;

(ii) was in Apollomics’s possession before disclosure by Edison to Apollomics and was not acquired directly or indirectly from Edison;

(iii) is obtained from a Third Party with no obligation of confidentiality to Edison, who has a right to disclose it to Apollomics;

(iv) is developed by Apollomics without using any Edison Confidential Information; or

(v) is required to be revealed in response to a court decision or administrative order of a governmental authority, or to comply with applicable Law or rules of a securities exchange, in which case Apollomics shall inform Edison immediately by written notice and cooperate with Edison using Commercially Reasonable Efforts either to enable Edison to seek protective measures for such Edison Confidential Information, or to seek confidential treatment of such Edison Confidential Information, and in such case Apollomics shall disclose only such portion of the Edison Confidential Information which is so required to be disclosed.

15.3 Disclosure for Marketing Approvals. Nothing herein shall prevent Apollomics from disclosing any Edison Confidential Information to the extent that such Edison Confidential Information is required to be used or disclosed for the purposes of seeking or obtaining Marketing Approvals of the Licensed Product in the Licensed Field in the Licensed Territory or seeking patent protection for Inventions it owns or has responsibility for prosecuting under Article 11.

16.	CONFIDENTIALITY OBLIGATIONS OF EDISON

16.1 Confidentiality Obligations. During the Term of this Agreement and for a period of [                             ] r, or [                                                                         ], whichever is longer, Edison:

(i) shall hold in strict confidence any and all information disclosed to it by Apollomics, including without limitation Information, (collectively “Apollomics Confidential Information”) and shall not use, nor disclose or supply to any Third Party nor permit any Third Party to have access to the Apollomics Confidential Information, without first obtaining the written consent of Apollomics, except as expressly permitted in this Agreement;

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(ii) shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Apollomics Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and

(iii) may disclose the Apollomics Confidential Information only to its Affiliates, its and/or its Affiliates’ employees, directors, officers, representatives, partners, sublicensees, consultants, independent contractors, agents, and actual or potential investors, underwriters and acquirers, provided that such employees, directors, officers, representatives, partners, sublicensees, consultants, independent contractors, agents, and actual or potential investors, underwriters and acquirers are bound by terms and conditions of confidentiality and non-use no less protective than the terms and conditions that bind Edison hereunder [                                                                                                                                                                  [                                                                                                                                                                            ]

(iv) For the avoidance of doubt, [                                                                                                                                                                                                                                                                                                                                            ]

16.2 Exceptions. Edison’s obligations of confidentiality and non-use under Section 16.1 shall not apply and Edison shall have no further obligations with respect to any of the Apollomics Confidential Information to the extent Edison can establish by competent proof that such Apollomics Confidential Information:

(i) is or becomes part of the public domain without breach by Edison of this Agreement;

(ii) was in Edison’s possession before disclosure by Apollomics to Edison and was not acquired directly or indirectly from Apollomics;

(iii) is obtained from a Third Party with no obligation of confidentiality to Apollomics, who has a right to disclose it to Edison;

(iv) is developed by Edison without using any Apollomics Confidential Information; or

(v) is required to be revealed in response to a court decision or administrative order of a governmental authority, to comply with applicable Law or rules of a securities exchange, or to comply with Edison’s reporting and disclosure requirements under the Upstream Agreements, in which case Edison shall inform Apollomics immediately by written notice and cooperate with Apollomics using Commercially Reasonable Efforts either to enable Apollomics to seek protective measures for such Apollomics Confidential Information, or to seek confidential treatment of such Apollomics Confidential Information, and in such case Edison shall disclose only such portion of the Apollomics Confidential Information which is so required to be disclosed.

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16.3 Disclosure for Marketing Approvals. Nothing herein shall prevent Edison from disclosing any Apollomics Confidential Information to the extent that such Apollomics Confidential Information is required to be used or disclosed for the purposes of seeking or obtaining Marketing Approvals of the Licensed Product outside the Licensed Territory, obtaining Marketing Approvals of the Licensed Product in the Licensed Territory outside the Licensed Field, or seeking patent protection for Inventions it owns or has responsibility for prosecuting under Article 11.

17.	PRESS RELEASES; PUBLICATIONS

17.1 Press Releases. Subject to Articles 15 or 16 as applicable, either Party may issue a press release or public announcement concerning any aspect of the Development or Commercialization of the Licensed Product in the Licensed Field in the Licensed Territory, provided that it provides to the other Party a copy of such press release or public announcement at least [                                                               ] in advance of its intended publication or release thereof and obtains the written consent, not to be unreasonably withheld, delayed or conditioned, of such other Party to such publication or release. Notwithstanding the foregoing, subject to Sections 15.2(v) or 16.2(v) as applicable, either Party may issue any public announcement that it is advised by legal counsel is required under applicable Law or rules of a securities exchange, provided that such Party provides to the other Party a copy of such press release or public announcement promptly after its release thereof.

17.2 No Disclosure of Terms and Conditions. No press release or public announcement shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof, without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. The Parties have agreed on a mutual press release to announce the execution of this Agreement, which will be released upon or no later than [                             ] after the Effective Date. Notwithstanding the foregoing, either Party may disclose the existence of this Agreement and the terms and conditions hereof without the prior written consent of the other pursuant to Section 15.2(v) or Section 16.2(v), as applicable, or in connection with a due diligence process associated with any future financing by either Party or the negotiation or exploration of a possible strategic transaction involving such Party, provided that such disclosure is made in the course of such diligence, negotiation or exploration pursuant to confidentiality obligations consistent with those set forth in this Agreement. Notwithstanding the foregoing, Edison may disclose the existence of this Agreement and the terms and conditions required to be disclosed to the Licensor pursuant to the Upstream Agreements to the Licensor of such Upstream Agreements.

17.3 Publications. Prior to public disclosure or submission for publication of a proposed publication describing any scientific or clinical activity relating to the Licensed Drug Substance or Licensed Product (the “Publication”), the Party that desires to make such publication or submission (the “Submitting Party”) shall send the other Party (the “Responding Party”) a copy of the draft publication or proposal of disclosure and shall allow the Responding Party a reasonable time period (but no less than [                   ,] or [                        ] for an abstract, from the date of the Responding Party’s receipt) to determine whether the proposed publication or disclosure contains any subject matter for which patent protection should be sought for the purpose of protecting an invention, and whether the proposed publication or disclosure contains the Confidential Information of the Responding Party. Following the expiration of the applicable time period for review, the Submitting Party may disclose such proposed publication subject to the procedures set forth in Section 17.4. For clarity, a Party shall not be obligated to delay disclosure or submission of such publication pursuant to the foregoing timelines with respect to publications that do not contain any patentable subject matter or any of the other Party’s Confidential Information.

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17.4 If the Responding Party believes that the publication or other disclosure proposed in accordance with Section 17.3 contains Confidential Information or a patentable invention of the Responding Party prior to the expiration of the applicable time period for review, the Responding Party shall notify the Submitting Party in writing of its determination that such proposed publication or other disclosure, as applicable, contains such information or subject for which patent protection should be sought. Upon receipt of such written notice from the Responding Party, the Submitting Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of [                             ] (or longer time period mutually agreed by the Parties in writing) to permit preparation and filing of a patent application on the disclosed subject matter. The Submitting Party may publish or disclose such information subject to the confidentiality obligation set forth in Section 15 or Section 16, as applicable.

18.	INDEMNIFICATION

18.1 By Edison. Edison shall defend, indemnify and hold harmless Apollomics and its Affiliates and their respective directors, officers, agents, successors, assignees and employees (the “Apollomics Indemnitees”) from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses, including reasonable attorneys’ fees (collectively “Damages”) to the extent arising from any claim, action or proceeding made or brought against Apollomics Indemnitees by a Third Party in connection with (i) the gross negligence, recklessness, or intentional wrongful acts or omissions of Edison and its Affiliates, and its or their respective employees, officers, independent contractors, consultants, or agents, in connection with the performance by or on behalf of Edison of Edison’s obligations or exercise of its rights under this Agreement; (ii) any breach by Edison or its Affiliates, of any representation, warranty, covenant, or obligation of Edison set forth in this Agreement, (iii) the Development, Manufacture, use, handling, storage, Commercialization, transfer, importation, exportation or labeling, of the Licensed Product by or for Edison or its Affiliates either prior to the Effective Date anywhere in the world, or on or after the Effective Date outside the Licensed Territory or outside the Licensed Field in the Licensed Territory, (iv) the Initial Clinical Trial conducted by or on behalf of Edison; or (v) the failure of Edison to comply with applicable Law; except in any such case to the extent such Damages are reasonably attributable to any negligence, willful misconduct, breach of this Agreement, or failure to comply with applicable Law by Apollomics or an Apollomics Indemnitee.

18.2 By Apollomics. Apollomics shall defend, indemnify and hold harmless Edison and its Affiliates, directors, officers, agents, successors, assignees employees and, to the extent required under the Upstream Agreements, Licensors under the Upstream Agreements and such Licensors’ officers, employees, and agents (the “Edison Indemnitees”) from and against any and all Damages to the extent arising from any claim, action or proceeding made or brought against Edison Indemnitees by a Third Party in connection with (i) the gross negligence, recklessness, or intentional wrongful acts or omissions of Apollomics, its Affiliates, and its or their respective employees, officers, independent contractors, consultants, or agents, in connection with the performance by or on behalf of Apollomics of Apollomics’s obligations or exercise of its rights

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under this Agreement; (ii) any breach by Apollomics, or its Affiliates or independent contractors of any representation, warranty, covenant, or obligation of Apollomics set forth in this Agreement; (iii) the Development, Manufacture (other than by Edison or its contract manufacturers), use, handling, storage, Commercialization, transfer, importation, exportation or labeling of the Licensed Product by or for Apollomics or any of its Affiliates, agents, and independent contractors; and (iv) the failure of Apollomics to comply with applicable Law; except in any such case to the extent such Damages are reasonably attributable to any negligence, willful misconduct, breach of this Agreement, or failure to comply with applicable Law by Edison or an Edison Indemnitee.

18.3 Indemnification Procedure.

(i) Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought pursuant to this Article 18. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 18, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”). The Indemnifying Party and Indemnified Party shall promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding. At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Section 18.3 by giving written notice to the Indemnified Party within [                             ] (or until such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than [                              ] (the “Election Time Period”); with the Indemnified Party being obligated to make all reasonable efforts to obtain any such extension) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, solely for claims, (i) [                                       ] and (ii) [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   ] (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnified Party may assume responsibility for such defense if the Litigation Conditions are not satisfied, by written notice to the Indemnifying Party within the Election Time Period. If the Indemnified Party fails to promptly provide an Indemnification Claim Notice, and such failure materially prejudices the defense of such claim, then the Indemnifying Party shall be relieved of its responsibility to indemnify the Indemnified Party.

(ii) Upon assuming the defense of a Third Party claim in accordance with this Section 18.3, the Indemnifying Party shall be entitled to appoint lead and any local counsel in the defense of the Third Party claim. Should the Indemnifying Party assume and continue the defense of a Third Party claim, except as otherwise set forth in this Section 18.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Third Party claim. Without limiting this Section 18.3, any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless (a) the engagement thereof has been specifically requested by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume and actively further the defense and engage counsel in accordance with this Section 18.3 (in which case the Indemnified Party will control the defense), or (c) the Indemnifying Party no longer satisfies the Litigation Conditions.

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(iii) Subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that [                                                                                                                                                                                                                                                                                                                                                                                                                               ] and will transfer to the Indemnified Party all amounts which such Indemnified Party will be liable to pay pursuant to such settlement or disposal of such claim prior to the time such payments become due by the Indemnified Party. With respect to all other Damages in connection with Third Party claims, where the Indemnifying Party has assumed the defense of the Third Party claim in accordance with this Section 18.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, provided it obtains the prior written consent of the Indemnified Party, not to be unreasonably withheld, delayed or conditioned.

(iv) The Indemnifying Party that has assumed the defense of the Third Party claim in accordance with this Section 18.3 will not be liable for any settlement or other disposition of any Damages by an Indemnified Party that is reached without the written consent of such Indemnifying Party. The Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party claim in accordance with this Section 18.3. If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will [                                                                                                                                                                                                                                  ] as may be reasonably requested in connection with such Third Party claim. Such cooperation will include [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                ]. The Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

(v) In the event Edison seeks indemnification from the counterparty to an Upstream Agreement for a matter for which Apollomics would be entitled to indemnification pursuant to Section 18.1, Edison shall include Apollomics as an indemnitee to the extent Apollomics has suffered damages by relevant claim under the Upstream Agreement.

18.4 Insurance. Each Party shall obtain and maintain during the Term sufficient insurance to provide for the financial protection related to its liabilities and responsibilities emanating from this Agreement. The same protection can be provided by way of self-insurance to the same extent. Prior to [                                                                                        ], the Party being the sponsor of the clinical study will ensure that appropriate coverage is in place according to the regulations of the country(ies) where the clinical study will be conducted. Each Party will furnish to the other Party evidence of such insurance upon reasonable request.

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18.5 Except as expressly provided in this Article 18, neither Party shall have any liability to indemnify the other Party against any Third Party claims.

19.	LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES; DISCLAIMER

19.1 EXCEPT IN THE CASE OF A BREACH OF ARTICLES 15 OR 16, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 18 OR LIABILITY OF A PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR FOR FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

19.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

19.3 Apollomics acknowledges the limitation of liability and disclaimer of warranty of the Upstream Agreements.

20.	TERM

20.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue in effect until the expiration of all payment obligations set forth in Articles 8 and 9 (the “Term”), unless terminated earlier pursuant to Section 21.

20.2 Effect of Expiration. Upon expiration of this Agreement in accordance with Section 20.1, but not an earlier termination, the license granted to Apollomics pursuant to Section 2.1(i) shall continue in full force and effect and be considered to be fully paid-up and perpetual.

20.3 Survival. For the avoidance of doubt, it is understood that provisions under 10.4 (Taxes), 10.5 (Audits), 11.1 (Pre-existing IP), 11.2 (Ownership of Inventions), 12 (Trademarks), 13 (Adverse Event Reporting; Safety and Regulatory Audits), 15 (Confidentiality Obligation of Apollomics), 16 (Confidentiality Obligation of Edison), 18 (Indemnification), 19 (Limitation of Liability; Exclusion of Damages; Disclaimer), 20.2 (Effect of Expiration) 20.3 (Survival), 21 (Early Termination), 23 (General Provisions) and 24 (Dispute Resolution; Governing Law; Jurisdiction) shall survive the expiration or termination of this Agreement.

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20.4 Other Remedies. Termination or expiration of this Agreement for any reason shall not release any Party from any liability or obligation that has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

21.	EARLY TERMINATION

21.1 At Apollomics’s Convenience. Apollomics may terminate this Agreement at-will on [                                       ] written notice to Edison.

21.2 Material Breach. Without prejudice and in addition to any other contractual remedy the non-breaching Party (the “Non-Breaching Party”) may have under this Agreement, such Non-Breaching Party may terminate this Agreement in writing, in its entirety or on a country-by-country basis in the Licensed Territory, if the other Party commits a material breach of this Agreement (the “Breaching Party”) by providing written notice to the Breaching Party, which notice will, in each case (A) expressly reference this Section 21.2, (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period set forth in the notice, which cure period will not in any event be less than [                                                           ] (or for material breaches of payment obligations, [                                                 ]) after such written notice of the breach is received by the Breaching Party. Notwithstanding the foregoing, (1) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [                                                 ] without the written consent of the Non-Breaching Party; and (2) if the Breaching Party disputes (x) whether it has materially breached this Agreement, (y) whether such material breach is reasonably curable within the applicable cure period, or (z) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to Section 24.1, this Agreement may not be terminated, Apollomics may not elect its option under Section 22.2 and the Parties shall continue to perform all of their respective obligations hereunder during the pendency of such dispute resolution procedure. The termination or Apollomics’ election pursuant to Section 22.2 will become effective at the end of the applicable cure period unless the Breaching Party cures such breach during the applicable cure period.

21.3 Patent Challenge. In the event that Apollomics or any of its Affiliates of sublicensees commences or otherwise, directly or indirectly, pursues (or, other than as required by Law or legal process, voluntarily assists any Third Party to pursue in any material respect where Apollomics has knowledge that its assistance will be used by the Third Party to pursue) any proceeding seeking to have any of the Licensed Patents revoked or declared invalid, unpatentable, or unenforceable, Edison may declare a material breach hereunder, terminate this Agreement on written notice to Apollomics and shall then have the right to exercise the remedies available under Section 22.1 with immediate effect.

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21.4 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of such other Party (other than for the purposes of a solvent amalgamation or reconstruction) or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of the assets of such other Party or such other Party enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

22.	OBLIGATIONS UPON EARLY TERMINATION

22.1 Effects of Early Termination. In the event of termination of this Agreement by Edison in accordance with Section 21.2, 21.3, or 21.4 or by Apollomics under Section 21.1:

(i) The license granted to Apollomics pursuant to Section 2.1(i) shall terminate, all rights of Apollomics under the Licensed Patents and the Licensed Know-How shall revert to Edison and Apollomics shall cease all use of the Licensed Technology;

(ii) upon written request by Edison, Apollomics shall negotiate with Edison an exclusive license, with the right to grant sublicenses (through multiple tiers) under the Apollomics Patents and Apollomics Know-How to Develop, Manufacture and Commercialize the Licensed Product and/or Licensed Drug Substance in the Licensed Field in the Licensed Territory;

(iii) upon Edison’s written request, to the extent that Apollomics or its Affiliates owns or Controls any Marketing Approval Applications and/or Marketing Approvals for any Licensed Products, upon request by Edison, all of Apollomics’ and its Affiliates’ rights, title and interests therein shall be assigned and/or transferred to Edison or its designee. If requested by Edison by written notice to Apollomics, Apollomics shall provide Edison with one (1) copy of the documents and filings referenced in this Section 22.1(ii), and all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any pre-clinical and clinical trials of Licensed Products in the Licensed Field, in each case, to the extent Controlled by Apollomics or its Affiliate, it being understood that the foregoing shall not impose any obligation on Apollomics or its Affiliate to create any such materials;

(iv) upon Edison’s written request, any existing agreements between Apollomics or its Affiliates and any Third Party that are solely related to the Development, Manufacture or Commercialization of Licensed Products in the Licensed Field, and all of Apollomics’ and its Affiliates’ right, title and interest therein and thereto, shall be terminated or assigned and transferred to Edison or its designee (or if such agreements are not assignable pursuant to the terms thereof or applicable Laws, Apollomics shall use reasonable efforts, and at Apollomics’ sole cost, to cooperate to make available to Edison the benefit thereof for purposes of Developing, Manufacturing or Commercializing Licensed Products in the Licensed Field);

(v) upon Edison’s written request, Apollomics will provide Edison with a copy of all documents (in electronic, written or other form) necessary to or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Products in the Licensed Field, including any adverse event database Apollomics maintained as provided under this Agreement, Controlled by Apollomics or its Affiliates as of the effective date of such termination, and upon request by Edison, access (from time to time) to the original documents;

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(vi) upon written request by Edison, Apollomics shall and hereby does effective upon such request by Edison grant to Edison a worldwide, fully-paid, royalty-free, exclusive license, with the right to sublicense, to use the Apollomics Trademarks (including, without limitation, the goodwill symbolized by such Apollomics Trademarks) used to brand the Licensed Product, and a license to reproduce, distribute, perform, display and prepare derivative works of Apollomics’s copyrights used to brand or promote the Licensed Product, in each case solely to the extent necessary or useful for Commercializing the Licensed Product;

(vii) Apollomics shall furnish Edison with reasonable cooperation, at [                                                 ] to assure a smooth transition of any clinical or other studies in progress related to the Licensed Product that Edison determines to continue in compliance with applicable Law and ethical guidelines applicable to the transfer or termination of any such studies. In the event that Edison informs Apollomics that it does not intend to continue specific Development activities then in progress, costs incurred in closing out such activities shall be borne by Apollomics;or

(viii) [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                ].

If Edison elects to exercise its rights under the foregoing Sections 22.1(ii) – 22.1(viii), the Parties shall commence negotiating commercially reasonable terms on which such activities, rights or transfers shall be conducted for up to [                                       ] after such termination becomes effective, with such terms to reflect the amount of financial and resource investment made by Apollomics prior to the effective date of such termination, the basis for such termination, and the status of Development or Commercialization of the Licensed Products at the time of such termination. If the Parties do not establish by written agreement such commercially reasonable terms, then such matter shall be submitted for resolution pursuant to Section 24.4.

22.2 License Election. If Apollomics would have the right to terminate this Agreement pursuant to Section 21.2 as a result of Edison’s material breach that remains uncured after the cure period expires pursuant to Section 21.2, in lieu of terminating this Agreement, Apollomics may elect in writing within [                                       ] after the relevant cure period expires (or such later date as any dispute as to whether a material breach occurred has been resolved) to continue this Agreement, provided that [

                         ].

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22.3 Bankruptcy Law. All rights and licenses granted under or pursuant to this Agreement by Edison or Apollomics are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and of any similar provisions of applicable Law under any other jurisdiction (collectively, the “Bankruptcy Law”), licenses of right to “intellectual property” as defined under the Bankruptcy Law. Each Party agrees that the other Party, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Law.

22.4 Transition. The Parties shall discuss and cooperate in good faith for the smooth transition of the Development, Manufacture, and/or Commercialization of the Licensed Product as applicable, and provide the reasonable assistance to the other Party upon the termination of this Agreement.

23.	GENERAL PROVISIONS

23.1 Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including without limitation those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or similar transaction, subject to the assignee agreeing to be bound by the terms of this Agreement. Any purported assignment in violation of the preceding sentences shall be void. Any permitted successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.

23.2 Force Majeure. No failure or delay by either Party in the performance of any obligation hereunder shall be deemed a breach of this Agreement nor create any liability for any damages, increased cost or losses which the other Party may sustain by reason of such failure or delay of performance, if the same shall arise from any cause or causes beyond the control of that Party, such as earthquake, storm, flood, fire, other acts of nature, epidemic, pandemic, health emergency, war, riot, hostility, public disturbance, cessation of transport, act of public enemies, prohibition or act by a government or public agency, strike or other labor dispute or work stoppage (collectively “Force Majeure”); provided, however, that the Party so prevented shall continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages.

23.3 Headings. Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement.

23.4 Waiver. No waiver of any default or failure hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

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23.5 Notices. Any and all notices given by one Party to the other Party under this Agreement must be in writing and shall be deemed effectively given (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (iii) the day of receipt by the receiving Party if sent by an internationally recognized courier services with written verification of receipt or by certified mail, return receipt requested, postage prepaid. All notices shall be sent to the other Party’s address as set out at the beginning of this Agreement or to the latest address of such Party as shall have been communicated in writing to the other Party.

Notices sent to Edison shall be directed to:	Edison Limited
3475 Edison Way
Suite R
Menlo Park CA 94025
Attn: [•]

Notices sent to Apollomics shall be directed to:	Apollomics Inc.
Cayman Holdings
Cricket Square, Hutchins Drive
PO Box 2681
Grand Cayman KY1-111
Cayman Islands
Attn: [•]

Apollomics Inc.
989 E. Hillsdale Blvd., Suite 220
Foster City, CA 94404
Attn: Sanjeev Redkar

23.6 Severability. Should any part of this Agreement be held unenforceable or in conflict with the applicable Law of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

23.7 Entire Agreement. This Agreement, together with all Exhibits and Schedules attached hereto, constitute the whole agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including without limitation the Confidentiality Agreement, provided, however, that all Confidential Information (as defined therein) exchanged between the Parties under the Confidentiality Agreement shall be deemed Confidential Information under this Agreement and shall be governed by the terms of this Agreement.

23.8 Amendment. Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by the due representatives of the Parties.

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23.9 Counterparts. This Agreement may be executed in more than one (1) counterpart, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one (1) and the same agreement.

23.10 Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

23.11 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

24.	DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION

24.1 Resolution by Amicable Discussions. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof (“Dispute”), the Liaisons from each Party shall attempt to reach a solution satisfactory to both Parties through amicable discussion between the Parties. If the Liaisons do not reach the solution within the period of [                             ] or such longer period as the Parties may mutually agree upon then the dispute shall be submitted to the Designated Contacts from each Party. Depending on the nature of the Dispute, the Designated Contacts of each Party shall consult with personnel with proper expertise in making decisions regarding the Dispute. If the Designated Contacts do not reach such solution within a period of [                             ] or such longer period from the date of the escalation, then each Party is free to pursue any remedy at law or in equity available to such Party consistent with Section 24.3, except as provided in Section 24.4.

24.2 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the Law of the State of California, excluding any conflicts of laws principles to the contrary.

24.3 Jurisdiction. Each Party (a) irrevocably submits to the exclusive jurisdiction of any United States District Court in California (the “Court”), for purposes of any action, suit or other proceeding arising out of this Agreement, (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Court, and (c) irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 24.3. Notwithstanding the forgoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding.

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24.4 Baseball-Style Arbitration. If the Parties are unable to agree on the allocation of Sublicense Revenues pursuant to Section 1.99 or the financial terms of the licenses and rights granted to Edison under Section 22.1 as applicable, then such disagreement will be resolved in accordance with the following process:

(i) To begin the arbitration process, a Party shall notify the other Party of its decision to initiate arbitration pursuant to this Section 24.4 through written notice within [                        ] of the end of the [                        ] consultation period provided in Section 24.1.

(ii) Within [                        ] following a Party’s receipt of such notice, the Parties shall use commercially reasonable efforts to agree on an independent (e.g., having no prior relationship with either Party or its Affiliates, and not having been engaged by either Party or its Affiliates previously for arbitration) Third Party expert with at leas [                   ] years of experience in the licensing of pharmaceutical (or biopharmaceutical) compounds or products. If the Parties cannot agree on such expert within such time period, each Party shall nominate one (1) expert within such [                        ] period, and the two (2) experts so selected shall nominate the final expert within [                                  ] of their nomination, which final expert shall serve as the sole independent Third Party expert for the arbitration. For the avoidance of doubt, it is understood and agreed that such final expert should have at least [              ] years of experience in the licensing of pharmaceutical (or biopharmaceutical) compounds or products.

(iii) Within [                        ] after the later of the appointment of the agreed expert or the appointment of the final expert (such agreed expert or final expert, as applicable, the “Expert” with respect to the arbitration), such Expert shall set a date for the arbitration, which date shall be no more than [                        ] after the date the arbitration is demanded under clause (i) above.

(iv) The arbitration shall be “baseball-style” arbitration; accordingly, at least [                                       ] prior to the arbitration, each Party shall provide the Expert and the other Party with its proposal for the financial terms for the licenses and rights granted to Edison under Section 22.1 or the allocation of Sublicense Revenues pursuant to Section 1.99, as applicable (each, a “Proposal”). Such Proposal must clearly provide and identify the Party’s position with respect to the disputed term(s).

(v) [                             ] in advance of the arbitration (described in clause (vi) below), the Parties shall submit to the Expert and exchange response briefs of no more than [                                                 ] pages. The Parties’ briefs may include or attach relevant exhibits in the form of documentary evidence, any other material voluntarily disclosed to the submitting Party in advance, or publicly available information. Neither Party may have any other communications (either written or oral) with the Expert other than for the sole purpose of engaging the expert or as expressly permitted in this Section 24.4.

Confidential

(vi) The arbitration shall consist of a [                   ] hearing of no longer than [                                  ], such time to be split equally between the Parties, in the form of presentations by counsel and/or employees and officers of the Parties.

(vii) No later than [                        ] following the arbitration, the Expert shall issue his or her written decision. The Expert shall select one Party’s Proposal as his or her decision, and shall not have the authority to render any substantive decision other than to select the Proposal submitted by either Apollomics or Edison. The Expert shall have no discretion or authority with respect to modifying the positions of the Parties. The Expert’s decision shall be final and binding on the Parties and the Proposal selected by the Expert shall constitute a binding agreement between the Parties that may be enforced in accordance with its terms. Each Party shall bear its own costs and expenses in connection with such arbitration, and shall share equally the Expert’s fees and expenses.

(viii) The above “baseball-style” arbitration shall be the exclusive remedy of either Party if the Parties cannot agree on the allocation of Sublicense Revenues pursuant to Section 1.99 or the financial terms of the licenses and rights granted to Edison under Section 22.1.

24.5 Compliance with Law. Each Party will comply with all Law in performing its obligations and exercising its rights hereunder, including without limitation all Law relating to the export, re-export or other transfer of any Information transferred pursuant to this Agreement or the Licensed Drug Substance, Licensed Product, or other material provided under this Agreement.

24.6 Performance by Affiliates. Each Party may perform some or all of its obligations under this Agreement through Affiliates, provided, however, such Party shall remain responsible for the performance by its Affiliates and shall use Commercially Reasonable Efforts to cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

Confidential

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers or representatives.

Edison Oncology Holding Corp.		Apollomics Inc.

By:	/s/ Jeffrey Bacha	By:	/s/ Sanjeev Redkar
Jeffrey Bacha, CEO

Date:	31-Jan/2021	Date:

List of Schedules

Schedule 1.64: Licensed Patents

Schedule 2.1: Upstream Agreement Limitation of Liability and Disclaimer of Warranty

Schedule 4.2: Joint Development Plan